SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Primis Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Formerly known as Southern National Bancorp of Virginia, Inc.

THE HOLDING COMPANY FOR

6830 Old Dominion Drive
McLean, Virginia 22101

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 27, 2021

Stockholders of Primis Financial Corp.:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Primis Financial Corp. (the “Company”) will be held virtually on Thursday, May 27, 2021, beginning at 2:30 p.m. (Eastern Time).

Stockholders will be able to vote their shares electronically and submit questions prior to and during the Annual Meeting by following the instructions on the virtual meeting website. The Company encourages stockholders to submit their proxies in advance of the Annual Meeting using one of the available methods described in the proxy materials. All stockholders will need their 16-digit control number appearing on their Notice of Internet Availability of Proxy Materials, voting instruction form or paper proxy card to be admitted to the meeting as a stockholder, including to vote or to ask questions. Those without a 16-digit control number may attend as guests, but they will not have the option to ask questions.

Beneficial owners holding shares in “street name” through an intermediary, such as a bank or broker, must register in advance to attend the Annual Meeting. To register, beneficial owners must submit proof of their proxy power (legal proxy) reflecting their ownership of the Company’s common stock, along with their name and email address to Computershare. Beneficial owners should forward the email from their bank or broker or attach an image of their legal proxy and send to legalproxy@computershare.com. Requests for registration should be labeled as “Legal Proxy” and be received no later than 5:00 pm (EDT) on May 18, 2021. Beneficial owners will receive a confirmation email from Computershare of their registration.

If a stockholder has questions about obtaining a control number or has difficulty accessing the online meeting, please contact Computershare at 800-213-4314.

The Annual Meeting will be held for the following purposes:

1.	ELECTION OF DIRECTORS. To elect: three (3) Directors of Class III to serve on the Board of Directors of the Company until the Company’s 2024 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his earlier resignation or removal;

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. To conduct an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers; and

4.	OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement, which is attached hereto and made a part thereof.

The close of business on April 6, 2021 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Company’s office at 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060 during usual business hours for a period of at least ten days prior to the Annual Meeting.

Your Vote is Important.

You are cordially invited and urged to attend the virtual Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

By order of the Board of Directors,

Cheryl B. Wood
Secretary to the Board

April 16, 2021
McLean, Virginia

Formerly known as Southern National Bancorp of Virginia, Inc.

PROXY STATEMENT
FOR
2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 27, 2021

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Primis Financial Corp. (the “Company”) for use at the 2021 Annual Meeting of Stockholders of the Company to be held virtually on Thursday, May 27, 2021, beginning at 2:30 p.m. (Eastern time), and any adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2021 Annual Meeting of Stockholders.

Stockholders will be able to vote their shares electronically and submit questions prior to and during the Annual Meeting by following the instructions on the virtual meeting website. The Company encourages stockholders to submit their proxies in advance of the Annual Meeting using one of the available methods described in the proxy materials. All stockholders will need their 16-digit control number appearing on their Notice of Internet Availability of Proxy Materials, voting instruction form or paper proxy card to be admitted to the meeting as a stockholder, including to vote or to ask questions. Those without a 16-digit control number may attend the Annual Meeting as guests, but they will not have the option to ask questions.

Beneficial owners holding shares in “street name” through an intermediary, such as a bank or broker, must register in advance to attend the Annual Meeting online. To register, beneficial owners must submit proof of their proxy power (legal proxy) reflecting their ownership of the Company’s common stock, along with their name and email address to Computershare. Beneficial owners should forward the email from their bank or broker or attach an image of their legal proxy and send to legalproxy@computershare.com. Requests for registration should be labeled as “Legal Proxy” and be received no later than 5:00 pm (EDT) on May 18, 2021. Beneficial owners will receive a confirmation email from Computershare of their registration.

If a stockholder has questions about obtaining a control number or has difficulty accessing the online meeting, please contact Computershare at 800-213-4314.

This Proxy Statement, the Notice of Meeting and the enclosed proxy card is first being sent to stockholders on or about April 16, 2021. For information on how to vote your shares, see the instructions included on the enclosed proxy card and under “Information About Voting” below.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, May 27, 2021.

The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.envisionreports.com/FRST.

We have mailed to certain stockholders a notice of internet availability of proxy materials on or about April 16, 2021. This notice contains instructions on how to access and review the Company’s Proxy Statement and Annual Report on Form 10-K on the internet. The notice also contains information on how to submit your proxy on the internet or by phone or, if you prefer, to obtain a paper or email copy of the materials.

Information About Voting

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock, $0.01 par value (“Common Stock”), at the close of business on April 6, 2021.

Stockholders can vote at the Annual Meeting or by proxy. You can vote by proxy by signing, dating and mailing the enclosed proxy card or you may vote online at www.envisionreports.com/FRST or by phone at 1-800-652-VOTE (8683).

If your shares are held in the name of a bank, broker of other holder of record, you will receive instructions from the holder of record, which you should follow in order to vote your shares. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. If you sign and return the card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the nominees for Director;

•	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

•	FOR the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting at the Annual Meeting, or (3) sending a written revocation to the Company’s Secretary, Cheryl Wood, prior to the Annual Meeting. Your most current proxy card will be the one that is counted. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Primis Financial Corp., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, (804) 528-4754, Attention: Corporate Secretary. Any stockholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated in the proxy. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Annual Meeting for which advance notice was not timely received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Solicitation of Proxies

This proxy solicitation is made by the Board of Directors of the Company and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2020, as filed with the SEC, accompanies but does not constitute part of this Proxy Statement

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on April 6, 2021 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On that date there were 24,621,217 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. The ratification of the appointment of the independent registered public accounting firm is the only matter to be presented at the Annual Meeting that is considered routine under applicable rules. The election of the directors and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers are not deemed to be routine matters, so a broker is not permitted to vote on these matters without instructions from the beneficial owner of the shares. If a stockholder holds shares in street name and does not provide voting instructions to its broker, those shares will be counted as broker non-votes in the election of the directors and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers.

Director nominees are elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat regardless of whether or not such nominee receives a majority of the votes cast. There will be no cumulative voting in the election of the directors. A broker non-vote or a withholding of authority to vote with respect to the director nominees will not have the effect of a vote against such nominee because it is not a vote cast in favor of or against the proposal.

The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Since the ratification of the appointment of the independent registered public accounting firm is considered a routine matter under applicable rules and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. Abstentions will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm.

The affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers. Broker non-votes will be deemed shares not entitled to vote on such matter and will not have any effect on the outcome of such matter. Abstentions will have the effect of a vote against the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

Proposal 1.
ELECTION OF DIRECTORS

Election Procedures; Term of Office; Director Retirements

The Board of Directors currently consists of nine directors and one observer to the Board of Directors, John M. Eggemeyer. Mr. Eggemeyer serves as an observer to the Board of the Company and the Bank pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated March 26, 2013, between the Company, as successor to Eastern Virginia Bankshares, Inc. (“EVBS”) and Castle Creek Capital Partners IV, LP (“Castle Creek”). Castle Creek purchased shares of EVBS common and preferred stock pursuant to the Securities Purchase Agreement. Under the Securities Purchase Agreement, Castle Creek is entitled to appoint one director to our Board of Directors as long as Castle Creek or an affiliate retains ownership, in the aggregate, of 5.0% or more of the Company’s outstanding shares of common stock. If Castle Creek does not have a representative on the Board of Directors, Castle Creek may designate an observer to the Board. Mr. Eggemeyer has served in this capacity since 2019. Following the date of the Annual Meeting, the Board of Directors will consist of nine directors in the event that each of the nominees is elected and Mr. Eggemeyer, as observer to the Board. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election.

The Board of Directors has approved the nomination of Robert Y. Clagett, Deborah B. Diaz and Charles A. Kabbash to serve as Class III directors. The terms of the Class III directors expire at the annual meeting of stockholders in 2024 and until his or her successor is duly elected and qualified or until his earlier resignation or removal. The nominees receiving a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected. Unless the authority to vote for the election of directors is withheld, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees.

If the nominees become unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable to serve as a director. Ms. Diaz and Messrs. Clagett and Kabbash have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled only by a majority vote of the remaining directors, even if there is less than a quorum of the Board of Directors.

The biographies of the nominees and continuing directors and executive officers below contains information regarding the person’s service as a director and/or executive officer, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director and/or executive officer.

Nominee for Election

The following table sets forth the name, age and position with the Company and Primis Bank (the “Bank”) for the nominees for election as directors of the Company:

Name	Age	Positions with the Company and Bank
Robert Y. Clagett	80	Class III Director of the Company; Director of the Bank

Deborah B. Diaz	63	Class III Director of the Company; Director of the Bank

Charles A. Kabbash	83	Class III Director of the Company; Director of the Bank

Robert Y. Clagett has served as a director of the Company and the Bank since August 2014. Mr. Clagett has practiced law in the State of Maryland since 1967, with a primary focus in real estate law. He previously served as a director of Prince George's Federal Savings Bank commencing in 1967 and was elected President and Chief Executive Officer in 1968. Mr. Clagett served as President of Prince George’s Federal Savings Bank from 1968 to 2005, and served as Chief Executive Officer from 1968 to 2014. The Company believes Mr. Clagett’s qualifications to sit on the Board of Directors include his extensive banking experience and legal expertise.

Deborah B. Diaz has served as a director of the Company and the Bank since October 2020. Ms. Diaz is CEO of Catalyst ADV, a technology and strategic growth advisory firm, and venture capital advisor developing new business markets and industry partnership opportunities since 2016.  Catalyst ADV currently provides advisory services to high tech, transportation and aerospace clients such as Google, Boeing, Dell Technologies, Leidos, Equinix, PTC and many other notable public companies. Previously, Ms. Diaz served as Chief Technology Officer and Deputy Chief Information Officer at the National Aeronautics and Space Administration responsible for global system infrastructure, investment oversight, risk management, data management, innovation and technology infusion from 2009 to 2016. As Chief Information Officer for Science and Technology of the Department of Homeland Security , she was responsible for all global defense and research system infrastructure and manufacturer delivery to support a $1 billion portfolio from 2002 to 2007. She has also served as a senior government executive and international consultant in the areas of intellectual property, patents, digital transformation, data forensics, and foreign joint ventures. Ms. Diaz serves on the advisory boards of Dell Technologies; Intel Corporation; Equinix, Inc.; Raytheon Forcepoint and on the National Association of Corporate Directors (“NACD”) Capital Area Chapter Board. Ms. Diaz has also previously served on multiple private company and non-profit boards. Ms. Diaz was NACD Directorship Certified in 2019. The Company believes Ms. Diaz qualifications to sit on the Board of Directors include her extensive operational experience as a technology executive and strategic cybersecurity expert focused on digital transformation and risk management.

Charles A. Kabbash has served as a director of the Company and the Bank since April 2005. Mr. Kabbash is the owner of 414 Associates, a real estate investment and holding company, operating primarily in the Charlottesville, Virginia area since 1984. Mr. Kabbash has also served a partner in Kabbash, Fox & Gentry Commercial Real Estate since 2009 and is the owner of Kabbash Business Brokerage, which negotiates the purchase or sale of businesses. Both of these firms also operate primarily in the Charlottesville area. In addition, Mr. Kabbash is the co-owner, along with his wife, Rebecca Gentry, of CandR LLC, a company investing in emerging businesses. Mr. Kabbash was a realtor at Summit Realty from 2002 to 2009. Mr. Kabbash is heavily involved in the business, political and civic community in Charlottesville, Virginia. The Company believes Mr. Kabbash’s qualifications to sit on the Board of Directors include his management and operational expertise from years spent as a professional realtor, investor and consultant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class II directors whose terms of office do not expire at the Annual Meeting, and the executive officers of the Company and the Bank who are not also directors:

Name	Age	Positions with the Company and Bank
Directors:
John F. Biagas	56	Class I Director of the Company; Director of the Bank

W. Rand Cook	67	Class II Director of the Company; Director of the Bank

F. L. Garrett, III	80	Class I Director of the Company; Director of the Bank

W. Bruce Jennings	71	Class I Director of the Company; Director of the Bank

Eric A. Johnson	67	Class II Director of the Company; Director of the Bank

Dennis J. Zember, Jr.	51	Class II Director of the Company; Director of the Bank; President and Chief Executive Officer of each of the Company and the Bank

Executive Officers:
Matthew A. Switzer	43	Executive Vice President and Chief Financial Officer of each of the Company and the Bank

Jeffrey L. Karafa	56	Executive Vice President and Chief Accounting Officer of each of the Company and the Bank

Marie T. Leibson	56	Executive Vice President and Chief SBA Lending Officer of each of the Company and the Bank

G. Cody Sheflett, Jr.	50	Executive Vice President, Chief Operating Officer and Chief Information Officer of each of the Company and the Bank

Stephen B. Weber	46	Executive Vice President and Chief Strategy Officer of each of the Company and the Bank

John F. Biagas has been a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Biagas served as a director of EVBS and Eastern Virginia Bank (“EVB”) from 2014 until 2017, and has been the owner, President and CEO of Bay Electric Co., Inc., an electrical and general contractor located in Newport News, Virginia since 1997. Mr. Biagas is a Master Electrician licensed in four states and the District of Columbia. Bay Electric serves a very diverse client base and specializes in general contracting as well as in design/build general and electrical construction, security/technology solutions and services, and solar photovoltaic. Under Mr. Biagas’ direction, Bay Electric has become one of the fastest growing minority-owned electrical and general construction contractors in the Mid-Atlantic region with annual revenues in excess of $70 million. Mr. Biagas is also the Vice Rector for the Old Dominion University Board of Visitors and serves as vice chair of the Student Advancement Committee and as a member of the Administration and Finance Committee. Mr. Biagas provides the Board of Directors essential guidance related to his business development expertise and general business experience through owning and operating a fast-paced contracting company and working on multi-million dollar projects. Mr. Biagas brings to the Board of Directors extensive experience in identifying potential risks and rewards in real estate development and construction. Mr. Biagas also brings to the Board of Directors leadership skills and oversight experience through his service on numerous local, statewide and national boards, including the U.S. Chamber of Commerce Board of Directors, a founding and current member of the Virginia Chapter of the Young Presidents Organization and as a founding member and director of Virginia Company Bank from its inception in 2005 until its acquisition by EVBS in 2014.

W. Rand Cook serves as Chairman of the Board of each the Company and the Bank. Mr. Cook has served as a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Cook served as Chairman of the Board of Directors of EVBS and served as a director of EVB and a predecessor of EVB from 2000 until June 2017. Mr. Cook is a Partner in the law firm of McCaul, Martin, Evans and Cook, P.C., where he has been practicing law since 1985, and is the Commissioner of Accounts for Hanover County Circuit Court. Mr. Cook holds both MBA and JD degrees, and maintains an active law practice that focuses on corporate law and debtor and creditor rights. Mr. Cook brings experience in corporate governance, strategic planning and financial planning to the Board of Directors, and his legal background gives Mr. Cook valuable insight into various legal risks that the Company may encounter. Previously, Mr. Cook worked with the Virginia General Assembly, which provides Mr. Cook with a unique perspective on state legislative and regulatory environments.

F.L. Garrett, III has served as a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Garrett served as Vice Chairman of the Board of Directors of EVBS and previously served as Chairman of the Board of Directors of a predecessor of EVB. Mr. Garrett served as a director of the Bank and a predecessor of the Bank from 1982 until June 2017. Mr. Garrett has owned Harborside Storage since 1994, a boat storage company and has been an active realtor with Long & Foster Real Estate in Essex County, Virginia and neighboring areas since 1989. As a local business owner and a successful realtor, Mr. Garrett contributes to the Board of Directors a strong sense of changing economic and market conditions in the Company’s market areas. Mr. Garrett has also developed extensive knowledge of our business during his extended service to the Company, the Bank and one of the Bank’s predecessors.

W. Bruce Jennings has served as a director of the Company and the Bank since November 2011. Mr. Jennings has been the owner of Fairfax City Self Storage since 1990, has served as the President and owner of S.O. Jennings Construction Corporation since 1980 and is a general partner of Gateway Partnerships, which owns and operates various hotel properties. Mr. Jennings has more than 35 years’ experience as a real estate investor and developer of various residential and commercial properties. Mr. Jennings has been an active member of Primis Bank’s Advisory Board since 2006, and was active on the Advisory Board of Southern Financial Bank from 1999 until 2004. Mr. Jennings previously served on the Board of Directors of Horizon Bank of Virginia from 1993 until 1999, where he served on that board’s Audit, Budget and Compensation Committees and as Chairman of the Building and Lease Committee. Mr. Jennings has been a member of the Central Fairfax Chamber of Commerce Board of Directors since 1993, and served as Chairman in 2003. He is also a member of the Fairfax Rotary Club and served as President from 2008 to 2009. He is currently the President of the Virginia Self Storage Association and Vice President of the Washington Area Self Storage Association and is a member of the Board of Visitors of Christopher Newport University. Mr. Jennings is also involved in other business and civic organizations in Northern Virginia, where he has been a lifelong resident. The Company believes Mr. Jennings’ qualifications to sit on the Board of Directors include his extensive experience as a real estate investor and developer.

Eric A. Johnson has served as a director of the Company and the Bank since the closing of the Company’s merger with EVBS in June 2017. Mr. Johnson has served as a real estate broker with Mason Realty in Middlesex, Virginia since 1976 and served as a director of EVB and a predecessor of EVB from 1988 until June 2017. In addition, Mr. Johnson previously owned Urbanna Market and Urbanna Builders Supply, both of which generated multi-million dollar annual sales. Mr. Johnson brings experience in local real estate markets to the Board of Directors, as well as entrepreneurial spirit, business judgment and knowledge of local business markets that he has developed through his business ventures.

Dennis J. Zember, Jr. has served as a director of the Company and the Bank since February 2020. Mr. Zember was appointed President and Chief Executive Officer of both the Company and the Bank on February 19, 2020. Mr. Zember was previously Executive Vice President and Chief Operating Officer of Ameris Bancorp from June 2016 through June 2018 and Chief Financial Officer of Ameris Bancorp from February 2005 through December 2017. The Company believes Mr. Zember’s qualifications to sit on the Board of Directors include his extensive banking experience from years spent as an executive in the industry.

Executive Officers of the Company

Matthew A. Switzer has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since January 2021. Mr. Switzer served as Managing Director at Stephens, Inc. from June 2015 to January 2021. Prior to that, Mr. Switzer served as Managing Director at Keefe, Bruyette & Woods, a Stifel Company, from July 2005 to May 2015.

Jeffrey L. Karafa has served as Executive Vice President and Chief Accounting Officer of the Company and the Bank since January 2021. Mr. Karafa served as Executive Vice President and Chief Financial Officer of the Company and the Bank from September 2018 until January 2021. Mr. Karafa previously served as Executive Vice President and Chief Financial Officer of The National Capital Bank of Washington in Washington, D.C., from 2013 until 2018. Mr. Karafa was Chief Operating Officer and Chief Financial Officer of Bank of Michigan (now Level One Bank) in Farmington Hills, Michigan from 2012 until 2013. Mr. Karafa was Senior Vice President, Chief Financial Officer and Head of Operations of Fidelity Bank and Dearborn Bancorp, Inc. (now Huntington National Bank) in Dearborn, Michigan from 1994 until 2012.

Marie T. Leibson has served as Executive Vice President and Chief SBA Lending Officer of the Company and the Bank since 2018. Ms. Leibson served as Senior Vice President and Senior Lending Officer of Sonabank from 2005 until 2018. Ms. Leibson previously served as Vice President of Commercial and SBA Lending at Southern Financial Bank from 1995 until 2004.

G. Cody Sheflett, Jr. has served as Chief Operating Officer and Chief Information Officer of the Company and the Bank since February 2019.  Mr. Sheflett has served as Executive Vice President and Chief Information Officer of the Company and the Bank since April, 2017, and served as Senior Vice President of Information Technology of the Bank from September 2014 until April 2017, and Vice President Information Systems from December 2010 until September 2014. During his 25-year banking career, Mr. Sheflett served in progressively senior roles with previous financial institutions since joining Sonabank in 2010.  Mr. Sheflett has a Bachelor’s Degree in Computer Science, and serves on the Virginia Bankers Association’s Operations and Technology Committee.

Stephen B. Weber has served as Executive Vice President and Chief Strategy Officer of the Company and the Bank since April 2020. Mr. Weber served as Senior Vice President and Director of Corporate Development of Ameris Bank from 2019 to 2020. Mr. Weber served as Senior Vice President and Treasurer of Ameris Bank from 2008 to 2019. Mr. Weber previously served as Vice President and Corporate Treasury Desk Manager of SunTrust Bank from 2003 to 2008.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors held fifteen (15) meetings during 2020. There was no director who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by Board committees on which he or she served. Each director is expected to dedicate sufficient time, energy and attention to company matters to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company, the Board and committees of which he or she is a member.

Board Leadership Structure

Mr. Cook became the Chairman of the Board of the Company and the Bank on March 31, 2020 upon the retirement of Georgia S. Derrico. Currently, the Chief Executive Officer and Chairman positions are separated, with Mr. Zember currently serving as the President and Chief Executive Office of both the Company and the Bank.

Oversight of Risk Management

The Board, as a whole and also at the committee level, plays an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity, cybersecurity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as overseeing succession planning. The Audit Committee oversees management of financial and regulatory risks. The Corporate Governance Committee manages environmental, social, and governance risks including risks associated with members of the Board of Directors, independence, and competence. The Asset-Liability Management Committee of the Bank’s Board of Directors is responsible for overseeing the management of risks regarding the Bank’s policies and procedures related to investments in securities, liquidity and interest sensitivity. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Oversight of Cybersecurity Risk

Information security is a significant operational risk for financial institutions, and includes the risk of losses resulting from cyber-attacks. The Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk as a result. In light of these risks, the Board devotes attention to oversight of cybersecurity and assesses the risks and changes in the cyber environment through presentations and reports provided to our Board on a quarterly basis. The Board has primary responsibility for this oversight. In this capacity, the Board oversees the Company’s processes for identifying, assessing, monitoring and managing cybersecurity risk.

Committees of the Board of Directors of the Company

The Board of Directors of the Company has three committees, the Audit Committee, the Corporate Governance Committee and the Compensation Committee, each of which is described below.

Audit Committee. The members of the Audit Committee are currently Robert Y. Clagett (Chairman), John F. Biagas, W. Rand Cook (ex-officio), Deborah B. Diaz, and Eric A. Johnson, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards and in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all of the Audit Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee. The Board has further determined that Robert Y. Clagett has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC, and has the financial literacy and accounting or financial qualifications and experience to provide effective oversight of the Audit Committee. The Audit Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.primisbank.com.

As set forth in the Audit Committee’s charter, the functions of the Audit Committee are to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the adequacy of the Company’s system of internal controls;

•	the Company’s compliance with regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accountants; and

•	the performance of the Company’s independent registered public accountants and of the Bank’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Bank’s internal auditing program.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accountants and with the Bank’s internal auditors, in each case without the presence of the Company’s or the Bank’s management. The Audit Committee met seven (7) times during 2020.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2020, management of the Company advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee.

Corporate Governance Committee. The Corporate Governance Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:

•	recommending to the Board the slate of director nominees for election at the annual meeting of stockholders;

•	considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by stockholders;

•	establishing criteria for selecting new directors; and

•	reviewing the backgrounds and qualifications of possible candidates for director positions.

The Corporate Governance Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.primisbank.com.

The members of the Corporate Governance Committee are currently W. Rand Cook (Chairman), Deborah B. Diaz, F. L. Garrett, III, Charles A. Kabbash, and Eric A. Johnson, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards. The Corporate Governance Committee met two (2) times in 2020.

Compensation Committee. The members of the Compensation Committee are currently John F. Biagas (Chairman), Robert Y. Clagett, W. Rand Cook (ex-officio), F.L. Garrett, III, and W. Bruce Jennings, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards. The Compensation Committee is responsible for overseeing the development and implementation of the Company’s compensation programs, reviewing and approving corporate goals and objectives relevant to the compensation of the Bank’s senior management, which includes the Company’s named executive officers, evaluating the performance of senior management and determining and approving the compensation level for the Chief Executive Officer, and making recommendations regarding compensation of other executive officers and certain compensation plans to the Board. In addition, the Compensation Committee is responsible for the oversight of succession planning for the Company and the Bank. The Compensation Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.primisbank.com. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In 2020, the Compensation Committee met six (6) times. In 2020, the Compensation Committee engaged Pearl Meyer (the “Consultant”) to provide advice with respect to executive officer and director compensation for 2020. The Consultant periodically attended the Compensation Committee’s meetings, including executive sessions, and provided information and advice independent of management and, at the direction of the Compensation Committee Chairman, assisted management with various activities that support the Company’s executive compensation program. The Compensation Committee considered the independence of the Consultant in light of the SEC rules and Nasdaq listing standards and concluded that the work of the Consultant did not raise any conflicts of interest. The Consultant did not provide any services to the Company other than executive compensation-related services. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section below.

Committees of the Board of Directors of the Bank

The Board of Directors of the Bank (the “Bank Board”) has one committee, the Asset-Liability Management Committee, which is described below.

Asset-Liability Management Committee. The members of the Asset-Liability Management Committee are currently W. Rand Cook, F.L. Garrett, III, W. Bruce Jennings, Charles A. Kabbash and Dennis J. Zember, Jr. Five non-director executive officers also serve as members of the Asset-Liability Management Committee, the Bank’s Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, Chief Credit Risk Officer and Chief Strategy Officer. The Asset-Liability Management Committee ensures that the Bank’s investment policies and procedures are adequate and that the Bank’s investments in securities are consistent with the guidelines established in the Bank’s policies and comply with applicable laws and regulations. The committee evaluates the performance of the securities portfolio to ensure that the Bank’s objectives with respect to diversification, liquidity, and quality are met. While management is responsible for purchase decisions with respect to investment securities, the Asset-Liability Management Committee is responsible for reviewing and ratifying management’s investment transactions. The Asset-Liability Management Committee is also responsible for reviewing the entire balance sheet to ensure that products and funding sources adhere to the Board’s policies relating to asset-liability and interest rate risk management. The Asset-Liability Management Committee met four (4) times in 2020.

Director Nominations Process

The Corporate Governance Committee considers nominees to serve as directors of the Company and recommends such persons to the Board of Directors. The Corporate Governance Committee also considers director candidates recommended by stockholders if such candidates appear to be qualified to serve on the Board of Directors and meet the criteria for nominees considered by the Corporate Governance Committee. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the Corporate Governance Committee’s resources, the Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the section entitled “Procedures to be Followed by Stockholders.”

Criteria for Director Nominees.

The Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The Corporate Governance Committee considers the following criteria in selecting nominees: financial expertise and business experience; familiarity with and participation in the local community and the nominee’s ability to refer business to the Company; integrity, honesty and reputation; dedication to the Company and its stockholders, including the nominee’s ownership of the Company’s common stock; independence; and any other factors the Corporate Governance Committee deems relevant, including age, size of the Board of Directors and regulatory disclosure obligations. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

The Corporate Governance Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Audit Committee maintains at least one director who meets the definition of “audit committee financial expert” under the regulations of the SEC.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Corporate Governance Committee considers and reviews an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees.

Pursuant to the Corporate Governance Committee Charter, as approved by the Board of Directors, the Corporate Governance Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is set forth below.

Identification. For purposes of identifying nominees for the Board of Directors, the Corporate Governance Committee will rely on personal contacts of the members of the Board of Directors as well as their knowledge of members of the Bank’s local communities. The Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below in the paragraph entitled “Procedures to be Followed by Stockholders.” The Corporate Governance Committee has not historically used an independent search firm in identifying nominees, although it may utilize such search firms in the future.

Evaluation. In evaluating potential nominees, the Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Corporate Governance Committee will conduct a background check of the individual and interview the candidate.

Procedures to be Followed by Stockholders.

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the prior notice and information provisions contained in the Company’s Amended and Restated Bylaws. In order for a director nomination to be timely, a stockholder’s notice to the Company must be received at the Company’s offices not later than the 90th day prior to the anniversary date of the immediately preceding annual meeting. To submit a nomination of a director candidate, a stockholder must submit the following information in writing, addressed to the Chairman of the Corporate Governance Committee, care of the Corporate Secretary, at 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	A representation that the stockholder is a holder of record of stock of the Company entitled to vote at the annual meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	If applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	Such other information regarding each nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto; and

•	Such nominee’s consent to serve as a director of the Company if so elected.

A nomination of any person not made in compliance with the foregoing procedures may not be eligible to be voted upon by the stockholders at the meeting.

If the Corporate Governance Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially own more than 5% of the Company’s outstanding common stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Corporate Governance Committee chose to nominate the candidate, as well as certain other information.

Stockholder Communications with Directors; Director Attendance at Annual Meeting

The Board of Directors will give appropriate attention to written communications received from stockholders, and will respond if and as appropriate. Stockholders or other interested parties can contact any director or committee of the Board of Directors by writing to them in care of Cheryl Wood, Corporate Secretary, 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will also generally be referred to the Audit Committee.

In addition, the Board of Directors encourages directors to attend the annual meeting of stockholders. All of the Company’s directors attended the Company’s 2020 Annual Meeting of Stockholders held on May 21, 2020.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees, including the Company’s Chairman of the Board, the Company’s President and Chief Executive Officer and senior financial officers. The Board designed the Code in an effort to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by the Company, compliance with applicable laws, prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code. The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.primisbank.com.

Director Independence

During the review by the Company’s Board of Directors of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Party Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the Company’s current directors, with the exception of Dennis J. Zember, Jr., are independent directors as defined by the listing standards of the NASDAQ Stock Market. Mr. Zember is considered to be an “inside” director because of his employment as a senior executive of the Company. The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any other member of management present.

DIRECTOR COMPENSATION

In 2020, each non-employee member of the board of directors received an annual retainer of $30,000 and the chairman of each board committee received an additional annual retainer of $2,000, in each case payable quarterly. During 2020, all board meetings of the Company and the Bank were joint meetings, with the Chairman of the Board receiving $2,000 per meeting attended and each non-employee director receiving $1,000 per meeting attended. For special meetings of the Company and the Bank, all non-employee directors received $1,000 per meeting attended. For all committee meetings, the non-employee directors received $700 per in-person meeting attended and $350 per each telephonic meeting attended. Each non-employee director of the Bank also receives reimbursement for any travel, food and lodging expenses. Directors who are also employees of the Company or the Bank received no additional compensation for their service as a director.

To encourage stock ownership by its directors, the Bank maintains a stock matching program pursuant to which it funds the purchase of additional shares of Company common stock on behalf of a director in an amount equal to 100% of the shares of Company common stock otherwise purchased by the director, up to an annual value of $20,000 per director.

The following table contains information concerning the compensation of the directors of the Company and the Bank for the fiscal year ended December 31, 2020. The named executive officers who also serve (or served) as directors did not receive any compensation for their service as directors for the fiscal year ended December 31, 2020.

2020 Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(2)	Total ($)
John F. Biagas	52,650	20,000	72,650
Daniel H. Burch (3)	12,025	-	12,025
Robert Y. Clagett	52,650	20,000	72,650
W. Rand Cook	61,650	20,000	81,650
Deborah B. Diaz (4)	11,550	20,000	31,550
F.L. Garrett, III	49,600	20,000	69,600
W. Bruce Jennings	48,550	20,000	68,550
Eric A. Johnson	49,250	20,000	69,250
Charles A. Kabbash	48,650	20,000	68,650

(1)	Non-employee directors were not awarded stock options or stock awards in 2020. As of December 31, 2020, none our non-employee directors held any stock awards other than Mr. Jennings who holds 5,500 options granted in 2012 and 2013, all of which are fully-vested.

(2)	Represents the value of the shares of Company common stock purchased by the director for which the Bank provided funding pursuant to the Company’s stock matching program described above.

(3)	Mr. Burch resigned from the Board on April 10, 2020.
(4)	Ms. Diaz was appointed to the Board on October 1, 2020.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

This section discusses the Company’s compensation program, including how it relates to the executive officers named in the compensation tables that follow (who we sometimes refer to below and elsewhere in this Proxy Statement as the “named executive officers”). The executive officers of the Company currently hold the same executive officer positions with the Bank and all executive compensation is paid by the Bank for services performed by executives of the Bank. Accordingly, the following discussion of executive compensation relates to the compensation by the Bank to executives of the Bank.

The primary objective of our executive compensation program is to attract, retain and motivate key employees and enable those persons to participate in the long-term success of the Company while also advancing the interests of our stockholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual’s and the organization’s performance in achieving certain goals and objectives and in helping to build value for our stockholders. Set forth below is an analysis of our compensation program, the material compensation policy decisions we have made under this program and the material factors that we considered in making those decisions. Our named executive officers are:

•	Dennis J. Zember, Jr.(1), President and Chief Executive Officer

•	Matthew A. Switzer(2), Executive Vice President and Chief Financial Officer;

•	Jeffrey L. Karafa(3), Executive Vice President and Chief Accounting Officer, former Chief Financial Officer;

•	Marie T. Leibson, Executive Vice President and Chief SBA Lending Officer;

•	G. Cody Sheflett, Jr., Executive Vice President, Chief Operating Officer and Chief Information Officer;

•	Stephen B. Weber(4), Executive Vice President and Chief Strategy Officer;

•	Georgia S. Derrico(5), former Executive Chairman;

•	R. Roderick Porter(5), former Executive Vice Chairman;

•	Joe A. Shearin(6), former President and Chief Executive Officer.

(1)	Mr. Zember was appointed President and Chief Executive Officer on February 19, 2020.

(2)	Mr. Switzer was appointed Executive Vice President and Chief Financial Officer on January 11, 2021

(3)	Mr. Karafa served as Executive Vice President and Chief Financial Officer through January 11, 2021, on which date he transitioned to Executive Vice President and Chief Accounting Officer.

(4)	Mr. Weber was appointed Executive Vice President and Chief Strategy Officer on April 28, 2020.
(5)	Ms. Derrico and Mr. Porter retired as Executive Chairman and Executive Vice Chairman, respectively, on March 31, 2020.
(6)	Mr. Shearin retired as President and Chief Executive Officer on February 19, 2020.

Executive Management Transition

Effective February 19, 2020, Mr. Shearin retired as President and Chief Executive Officer and as a member of the Company’s Board of Directors. The Board of Directors appointed Mr. Zember to serve as our President and Chief Executive Officer, and elected Mr. Zember to the Board of Directors. Effective March 31, 2020, Ms. Derrico and Mr. Porter retired from their positions as Executive Chairman of the Board and Executive Vice Chairman of the Board, respectively.

Effective January 11, 2021, Mr. Karafa transitioned from his role as Executive Vice President and Chief Financial Officer to Executive Vice President and Chief Accounting Officer. Also on January 11, 2021, the Board appointed Mr. Switzer as Executive Vice President and Chief Financial Officer.

Overview of Compensation Program

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. John F. Biagas, Robert Y. Clagett, W. Rand Cook (ex-officio), F.L. Garrett III, and W. Bruce Jennings serve on the Compensation Committee (the “Compensation Committee”). The Compensation Committee, along with the Board, has reviewed the compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Objectives

The fundamental objectives of the Bank’s executive compensation policies are to ensure that Bank executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that the Company and the Bank are able to attract, retain and motivate executive management talent. Accordingly, compensation is based on: (1) the employee’s individual performance and his or her ability to lead the Company and the Bank to achieve their respective financial goals, (2) the Company’s consolidated financial performance and (3) compensation compared to peer institutions’ executive compensation. In making decisions with respect to any element of an executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the executive officer, including salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Setting Executive Compensation

In reviewing the 2020 compensation of each of our executive officers, the Compensation Committee reviewed all components of his or her respective compensation, including base salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. In addition, the Compensation Committee reviewed each executive officer’s compensation history and performance information and the market data discussed below.

Role of Compensation Consultant and Market Data

As discussed earlier in this Proxy Statement, in 2020, the Compensation Committee engaged the Consultant to provide advice with respect to executive officer and director compensation for 2020.

The Consultant reviewed a peer group comprised of 24 mid-Atlantic U.S. banks ranging in assets from $1.9 to $7.9 billion, with median assets of $3.0 billion. The peer group consisted of the following banks: American National Bankshares, Atlantic Capital Bancshares, Bancorp Inc., Bryn Mawr Bank, C&F Financial Corporation, CapStar Financial Holdings, Carter Bankshares, City Holding, CNB Financial, Community Financial Corporation, First Community Bancshares, HomeTrust Bancshares, Howard Bancorp, Live Oak Bancshares, Mid Penn Bancorp, MVB Financial, Orrstown Financial Services, Peoples Financial Services, Premier Financial Bancorp, Reliant Bancorp, Republic First Bancorp, SmartFinancial Inc., Southern First Bancshares, Summit Financial Group, and Univest Financial. The Consultant reviewed base salary, total cash compensation, total direct pay and total remuneration of our executive officers as compared to the peer group.

The Company did not benchmark the compensation of its named executive officers to a certain percentage or range of compensation within the market data provided by the Consultant. Instead, the Compensation Committee used this information as a point of reference for measurement, but not as the determinative factor in setting the compensation of the Company’s named executive officers. The Compensation Committee did not use the compensation data to “target” a specific compensation level for any given executive. Rather, the Compensation Committee used its understanding of peer group compensation as a starting point for its decision making.

Because the comparative compensation information is just one of the analytical tools that are used in setting named executive officer compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, the Compensation Committee may elect not to use the comparative compensation information at all in the course of making compensation decisions.

Role of Executives in Establishing Compensation

In early 2020, the Compensation Committee made all decisions with respect to compensation of Ms. Derrico and Messrs. Porter and Shearin, subject to review and approval by the full Board of Directors. Ms. Derrico and Messrs. Porter and Shearin reviewed the performance of the Company’s executive officers (other than themselves) and, based on that review, recommended to the Compensation Committee amounts payable to such other executive officers, including the other named executive officers. Similarly, Mr. Zember reviewed and recommended the compensation for those named executive officers that were appointed following his appointment as CEO. Neither Ms. Derrico nor Messrs. Zember, Porter and Shearin were involved with any aspect of determining her or his own pay.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2020 annual meeting of stockholders, approximately 74% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2020 Proxy Statement. The Compensation Committee concluded that the results of the advisory say-on-pay vote reflected stockholder support of our compensation program. In light of this support, the Compensation Committee did not make material changes to our executive compensation program.

Components of Executive Compensation

The principal components of the executive compensation program of the Company (through the Bank) are:

•	base salary;

•	cash incentive awards;

•	long-term equity incentive awards;

•	perquisites and other personal benefits;

•	for certain of our named executive officers, participation in a SERP; and

•	severance protection through employment agreements, change-in-control agreements or participation in the Company’s Executive Severance Plan.

Base Salary

Salaries provide executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Generally, base salaries are not based on specific measures of corporate performance, but are determined by tenure of service, scope of the position, including current job responsibilities, relative salaries of the Company’s peers and the officer’s individual performance and contribution to the Company. The Company’s base salaries are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company as well as the Compensation Committee’s subjective judgment. The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations.

Effective March 1, 2020, the Compensation Committee approved an increase to the base salary of the following executive officers: Mr. Karafa, 5% to $270.375; Ms. Leibson, 4.5% to $217,360; Mr. Sheflett, 6.2% to $216,551; Ms. Derrico, 3% to 533,240; and Mr. Porter, 3% to 361,880. Effective July 1, 2020, the Compensation Committee approved an increase to the base salary of the following executive officers: Mr. Karafa, 3.56% to 280,000; Ms. Leibson, 5.82% to $230,000 and Mr. Sheflett, 6.8% to 231,363.

Non-Equity Incentive Compensation

In the past, the Company rarely used non-equity incentive plans with quantifiable and objective measures.  The Compensation Committee spent considerable time in 2020, in coordination with the full Board of Directors and the CEO, aligning targets for incentive pay with the Company’s short-term goals. The following table shows the target incentive payout levels for each named executive:

			Target
		Target	Incentive
Named Executive	Salary ($)	(% of Salary)	Payment ($)

Dennis J. Zember, Jr.	600,000	50%	300,000
Jeffrey L. Karafa	280,000	20%	56,000
Marie T. Leibson	230,000	20%	46,000
G. Cody Sheflett	230,000	30%	69,000
Stephen B. Weber	285,000	30%	85,500

In 2020, the Compensation committee established the following goals for the executive team’s non-equity incentive plan:

1.

Pre-tax, Pre-provision return on assets (“PTPP ROA”) above the 50th percentile of our peer group - The Compensation Committee and the CEO believe that distinguishing the Company long-term with respect to its earnings and earnings growth rate are critical to our shareholder returns and our independence.  The Company’s long-term and short-term plans appropriately balance investing to augment future growth rates with delivering short-term results that maintain confidence in the Company’s plans and operations.  Understanding that the Company would be more aggressively investing in strategies and plans to augment our long-term growth rates, the Committee believed it was appropriate to expect short-term earnings in the 50th percentile range to allow the CEO to develop and implement plans to more quickly improve the Company’s growth rate. The Committee compared the Company’s PTPP ROA of 1.75% to the FDIC’s UBPR and determined that the Company’s performance was favorable to the 50th percentile PTPP ROA which was 1.65% for 2020. As such the Committee assigned a 100% payout factor for this measurement item.

2.

Loan to deposit ratio below 100% - At the beginning of 2020, and for several years prior, the Company’s focus on commercial lending opportunities outstripped the ability to fund with local, core deposits.  Short-falls were funded with brokered deposits and/or institutional borrowings.  The Compensation Committee and the CEO understood the limits on future strategies and organizational value associated with lower deposit levels and therefore established a target for reducing the Company’s loan to deposit ratio through improved sales of core deposits.  At the beginning of 2020, the Company’s loan-to-deposit ratio was 103% including brokered deposits and 109% using only core customer deposits.  The CEO and the Committee intended to reduce or eliminate the use of brokered deposits to the extent necessary and as such, believed establishing a goal of less than 100% was a meaningful improvement. The Company finished 2020 with total loans of $2.1 billion (excluding balances associated with the SBA’s PPP) and total deposits of $2.4 billion. This 87% loan to deposit ratio at the end of 2020 included $114.1 million less in brokered deposits and $101.5 million more in non-interest bearing demand than at December 31, 2019. The Committee noted the outsized performance on this measurement item and assigned a payout factor of 100%.

3.

Core loan growth greater than 0% - Leading up to 2020, the Company had relied heavily on purchases of loans from it’s mortgage affiliate to augment or sustain loan balances.  While these loans had attractive quality and yield metrics, the Committee and the CEO preferred sustainable production of loans from its commercial and retail lenders which, until 2020 had not been sufficient alone to maintain a certain level of loans.  Long-term, the Compensation Committee expects substantially better loan growth than 2020’s goal, but understood the environment and the rebuilding of pipelines and lending staff would initially limit the Company’s success. In 2020, the Company finished with $1.70 billion in total core loans (defined as total loans less purchased mortgage loans and PPP balances) compared to $1.71 billion at December 31, 2019, a decrease of 0.59%. In considering the Bank’s performance, the Committee weighed heavily the impact of the COVID pandemic on the Company’s ability or desire to aggressively pursue loan balances as well as the outsized performance on the other two operating criteria. Because of these factors, the Committee assigned a payout factor of 100% on this measurement item.

Materially reduced emphasis on subjective compensation

The Committee expressly wanted to move away from subjective bonus payments that were recommended by the CEO or by members of management. In the past, the majority of the dollars earned by executives and others were made by discretionary recommendations whereas in 2020, only 23% of cash, non-salary oriented payments were discretionary. Of the amounts that were discretionary, 39% related to the Company’s extensive and successful efforts with the SBA’s PPP program.

Long-Term Equity Incentive Awards

The Company maintains an equity compensation program for its named executive officers and other key employees, in order to attract, retain and motivate key employees and enable those persons to participate in the long-term success of the Company. In 2020, the Compensation Committee granted restricted stock awards to our named executive officers under pursuant to the Company’s 2017 Equity Compensation Plan (the “2017 Plan”), which grants are reported in the Grants of Plan-Based Awards for Fiscal Year 2020 table later in this Proxy Statement.

Perquisites and Employee Benefit Plans

Perquisites represent a small part of the Company’s executive compensation program. The Compensation Committee reviews annually the perquisites provided to the named executive officers, and offers such benefits after consideration of the business need. The named executive officers are eligible to participate in the same employee benefits plans that are generally available to all Company employees.

Employment Agreements, Change-in-Control Agreements and Executive Severance Plan

During 2020, the Company and the Bank were party to employment agreements and change-in-control agreements with some of our named executive officers. The Compensation Committee and the Bank believe that the employment and change-in-control agreements are a critical tool in retaining our executive team. These agreements also include certain protections for the Company and the Bank in the form of post-employment restrictive covenants. See “Potential Benefits Upon Termination or Change in Control,” below, for information regarding the separation agreements with Ms. Derrico and Messrs. Porter and Shearin.

Employment Agreement with Mr. Zember.  Effective February 19, 2020, the Company entered into an employment agreement with Mr. Zember, pursuant to which Mr. Zember serves as President and Chief Executive Officer of the Company and the Bank. The employment agreement has an initial three-year term that would expire on February 19, 2023, subject to automatic three-year renewals unless either party provided written notice of non-renewal no later than sixty days before any renewal date. Mr. Zember’s employment agreement provides for an annual base salary and eligibility for equity awards and annual bonuses and certain other benefits, payment of private club dues, and use of an automobile at the company’s expense. Mr. Zember’s employment agreement also provided that any incentive compensation paid to Mr. Zember, including both equity and cash incentive compensation, is subject to repayment or clawback as further described in the agreement. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding Mr. Zember’s employment agreement.

Employment Agreement with Mr. Switzer. Effective January 10, 2021, the Company was party to an employment agreement with Mr. Switzer, pursuant to which Mr. Switzer serves as Executive Vice President and Chief Financial Officer of the Company and the Bank. The employment agreement has an initial two-year term that would expire on January 10, 2023, subject to automatic two-year renewals unless either party provided written notice of non-renewal no later than sixty days before any renewal date. Mr. Switzer’s employment agreement provides for an annual base salary and eligibility for equity awards and annual bonuses and certain other benefits, and payment of private club dues. Mr. Switzer’s employment agreement also provided that any incentive compensation paid to Mr. Switzer, including both equity and cash incentive compensation, is subject to repayment or clawback as further described in the agreement.

Change-in-Control Severance Agreements with Mr. Karafa.   In 2018, the Company, the Bank and Mr. Karafa entered into a change-in-control severance agreement that expires either upon termination or the first anniversary after a change-in-control event. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding Mr. Karafa’s agreements.

Effective as of January 11, 2021, Mr. Karafa transitioned from the position of Chief Financial Officer to Chief Accounting Officer and entered into a Retention Bonus Agreement with the Company and Bank, pursuant to which Mr. Karafa (i) received a retention bonus equal to a $250,000, which bonus is subject to prorated repayment if Mr. Karafa’s employment terminates prior to January 11, 2023 (other by reason of his death, resignation for good reason or a termination without cause), (ii) his Change-in-Control Agreement was terminated and (iii) became a participant in the Executive Severance Plan.

Change-in-Control Agreement with Mr. Sheflett. On March 24, 2019, the Company entered into a change-in-control agreement with Mr. Sheflett. The change-in-control agreement will terminate on the earliest of (i) the satisfaction of the Company’s severance obligations to Mr. Sheflett following his termination of employment due to a qualifying termination (a termination without cause or resignation for good reason within 60 days before, or one-year following, a change in control, as such terms are defined in the change-in-control agreement), (ii) the date of Mr. Sheflett’s termination of employment for any reason other than a qualifying termination or (iii) the first anniversary of a change in control. In the event of a qualifying termination, (i) Mr. Sheflett will receive an amount equal to 1½ times his base salary in effect immediately prior to the qualifying termination, payable during the 18-month period immediately following the date of termination in approximately equal installments, and (ii) for 12 months following his termination of employment, or such earlier time that he becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company will pay to Mr. Sheflett an amount in cash equal to the excess of (x) the COBRA cost of continued coverage in the group health plan over (y) the amount that he would have had to pay for such coverage if he had remained employed during such 12-month period and paid the active employee rate for such coverage. In addition, Mr. Sheflett’s outstanding options and restricted stock will become fully-vested and exercisable as of the date of such termination. The severance benefits are conditioned upon Mr. Sheflett’s execution and non-revocation of a separation and full release of claims/covenant not to sue agreement. The change-in-control agreement also contains customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment.

Employment Agreement with Mr. Weber. Effective April 29, 2020, the Company entered into an employment agreement with Mr. Weber, pursuant to which Mr. Weber serves as Executive Vice President and Chief Strategy Officer of the Company and the Bank. The employment agreement has an initial three-year term that would expire on April 29, 2023, subject to automatic two-year renewals unless either party provided written notice of non-renewal no later than sixty days before any renewal date. Mr. Weber’s employment agreement provides for an annual base salary and eligibility for equity awards and annual bonuses and certain other benefits, and payment of private club dues. Mr. Weber’s employment agreement also provided that any incentive compensation paid to Mr. Weber, including both equity and cash incentive compensation, is subject to repayment or clawback as further described in the agreement. See “Potential Benefits Upon Termination or Change in Control,” below, for additional information regarding Mr. Weber’s employment agreement.

Executive Severance Plan.   The Company maintains an Executive Severance Plan, which it assumed from EVBS in connection with the merger in June 2017 and continues to maintain. For purposes of the Plan, an “Executive” means any officer at the Executive Vice President Level or higher employed by the Company or the Bank, provided in any event that an employee who has an employment agreement with the Company or the Bank is not eligible to participate in the Plan. As of December 31, 2020, Ms. Leibson was eligible to participate in the Plan. As of January 11, 2021, Mr. Karafa also became eligible to participate in the Plan.

Supplemental Executive Retirement Plan (SERP)

Effective August 1, 2007, the Bank entered into a supplemental executive retirement plan (the “2007 SERP”) with each of Ms. Derrico and Mr. Porter to encourage such officers to remain employees of the Bank and the Company. The Bank also assumed the obligations under the EVBS supplemental executive retirement plan (the “EVBS SERP”), in which Mr. Shearin participates. The normal retirement benefits for each of Ms. Derrico and Messrs. Porter and Shearin became fully vested upon completion of the merger with EVBS in June 2017, although the time of payment was not accelerated. In April 2018, the Bank entered into a new supplemental executive retirement plan (“2018 SERP”) with each of Ms. Derrico and Messrs. Porter and Shearin. The 2007 SERP, EVBS SERP and 2018 SERPs are designed to provide a certain level of post-retirement income to individuals who have a significant impact on the long-term growth and profitability of the Company. See “Pension Benefits,” below, for additional information regarding the SERP.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
John F. Biagas (Chairman) Robert Y. Clagett W. Rand Cook (ex-officio) F.L. Garrett III W. Bruce Jennings

Summary Compensation Table

The following table provides information regarding the compensation paid or accrued by the Company to or on behalf of the Company’s named executive officers for the fiscal years ended December 31, 2020, 2019, and 2018.

								Change in
								Pension
								Value and
							Non-equity	Nonqualified
							Incentive	Deferred
					Stock		Plan	Compensation		All Other
Name and Principal Position		Year	Salary ($)	Bonus ($)	Awards ($) (13)		Compensation ($)	Earnings ($)		Compensation ($)	Total ($)
Dennis J. Zember, Jr.	(1)	2020	520,000	-	410,250	(2)	300,000	-		37,060	1,267,310
President and Chief Executive Officer

Matthew A. Switzer	(3)	2020	-	-	-		-	-		-	-
Executive Vice President and
Current Chief Financial Officer

Jeffrey L. Karafa	(4)	2020	273,042	-	31,860		56,000	-		14,101	375,003
Executive Vice President,		2019	256,250	10,000	-		-	-		18,001	284,251
Former Chief Financial Officer and		2018	70,833	5,000	61,600		-	-		12,468	149,901
Current Chief Accounting Officer

Marie T. Leibson	(5)	2020	222,120	40,000	63,720		46,000	-		23,775	395,615
Executive Vice President and
Chief SBA Lending Officer

G. Cody Sheflett	(6)	2020	221,427	25,000	63,720		69,000	-		4,843	383,990
Executive Vice President and		2019	203,958	28,000	56,600		-	-		3,058	291,616
Chief Information Offier

Stephen B. Weber	(7)	2020	192,159	100,000	126,250		85,500	-		73,939	577,848
Executive Vice President and
Chief Strategy Officer

Former Executives
Georgia S. Derrico	(8)	2020	130,721	-	159,300		-	251,149	(9)	523,925	1,065,095
Former Executive Chairman		2019	513,600	150,000	141,500		-	565,466		69,376	1,439,942
		2018	507,203	200,000	157,400		-	476,338		58,355	1,399,296

R. Roderick Porter	(8)	2020	88,713	-	159,300		-	160,796	(10)	395,589	804,398
Former Executive Vice Chairman		2019	348,551	150,000	141,500		-	351,098		68,566	1,059,715
		2018	344,210	200,000	157,400		-	303,936		62,389	1,067,935

Joe A. Shearin	(11)	2020	181,979	-	159,300		-	901,214	(12)	1,161,617	2,404,110
Former President and Chief		2019	546,875	150,000	141,500		-	364,655		66,408	1,269,438
Executive Officer		2018	520,833	200,000	157,400		-	182,044		51,635	1,111,912

(1)

Mr. Zember joined the Company and the Bank as President and Chief Executive Officer on February 19, 2020. The amount included as “All Other Compensation” for 2020 includes (i) 401(k) matching contribution $7,950, (ii) dividends on restricted stock $6,000, (iii) matching contribution to a Health Savings Account $1,500, (iv) reimbursement of club dues $19,400, (v) cell phone reimbursement $25, and (vi) imputed income related to group term life insurance $2,185.

(2)

Mr. Zember’s annual incentive bonus for 2020 was settled on March 15, 2021 in the form of shares of fully-vested stock. The Compensation Committee determined the number of shares granted in settlement of the Mr. Zember’s bonus by dividing his annual incentive bonus $300,000 by the $12.11 closing price of the Company’s common stock on December 31, 2020 and rounded up the shares granted to 25,000. The grant date fair value of the award for Mr. Zember was $393,250, and the incremental additional value of such award $93,250 is reported in the Stock Awards column for 2020.

(3)	Mr. Switzer joined the Company and the Bank as Executive Vice President and Chief Financial Officer on January 11, 2021.

(4)	The amount included as “All Other Compensation” for 2020 for Mr. Karafa includes (i) a 401(k) matching contribution $8,191, (ii) cell phone reimbursement $600, (iii) reimbursement of relocation expenses $7,069, (iv) restricted stock dividends $2,000, (v) imputed income related to group term life insurance $2,560, and (vi) a matching contribution to a Health Savings Account $750.

(5)	Ms. Leibson was not a named executive in 2018 or 2019. The amount included as “All Other Compensation” for 2020 includes (i) car allowance $7,600, (ii) benefit form imputed income as a beneficiary of BOLI $395, (iii) 401(k) matching contribution $9,995, (iv) dividends on restricted stock $3,400, and (v) matching contribution to a Health Savings Account $750.

(6)	Mr. Sheflett was appointed Chief Operating Officer and Chief Information Officer of the Company on February 28, 2019. He was not a named executive officer in 2018. The amount included as “All Other Compensation” for 2020 for Mr. Sheflett includes (i) restricted stock dividends of $3,530, (ii) $228 in imputed income as a beneficiary of a BOLI, and (iii) $1,085 in imputed income related to group term life insurance.

(7)	Mr. Weber joined the Company and the Bank as Executive Vice President and Chief Strategy Officer on April 28, 2020. The amount included as “All Other Compensation” for 2020 includes (i) 401(k) matching contribution $5,550, (ii) dividends on restricted stock $3,750, (iii) matching contribution to a Health Savings Account $1,500, (iv) housing allowance $8,725, (v) reimbursement of relocation expenses $53,790 and (vi) imputed income related to group term life insurance $624.

(8)	Ms. Derrico and Mr. Porter each retired from the Company and the Bank on March 31, 2020. The amount included as “All Other Compensation” for 2020 includes: (i) a $180,000 combined payment for a personal assistant covering three years per their separation agreement; (ii) $20,000 for each of Ms. Derrico and Mr. Porter pursuant to the Directors Stock Match Program each; (iii) $2,600 for each in restricted stock dividends: (iv) 401(k) matching contribution ($4,961 for Ms. Derrico and $3,992 for Mr. Porter), (v) imputed income as a beneficiary of a BOLI ($1,187 for Ms. Derrico and $713 for Mr. Porter)); (vi) $5,247 in imputed income related to group term life insurance ($5,247 for Ms. Derrico and $5,074 for Mr. Porter); (vii) a car allowance of $1,800 for Mr. Porter; and (viii) severance paid in 2020 ($399,930 for Ms. Derrico and $271,410 for Mr. Porter).

(9)	The amount included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for 2020 includes for Ms. Derrico (i) a decrease of $154,719 in the net present value (NPV) of her 2007 SERP (“SONA SERP I”) and $137,174 increase in the NPV of her 2018 SERP (“SONA SERP II”), and (ii) a $213,582 distribution from her SONA SERP I and a $55,112 distribution from her SONA SERP II.

(10)	The amount included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for 2020 includes for Mr. Porter (i) a decrease of $111,444 in the net present value (NPV) of his SONA SERP I and $89,422 increase in the NPV of his SONA SERP II, and (ii) a $153,964 distribution from his SONA SERP I and a $28,854 distribution from his SONA SERP II.

(11)	Mr. Shearin retired from the Company and the Bank on February 19, 2020. The amount included as “All Other Compensation” for 2020 for Mr. Shearin includes (i) Directors Stock Match Program $20,000, (ii) 401(k) matching contribution $3,101, (iii) housing allowance $8,332, (iv) reimbursement of club dues $525, (v) restricted stock dividends $1,800, (vi) imputed income as a beneficiary of BOLI $921 and (vii) matching contribution to a Health Savings Account $750. Also includes the following amounts per his separation agreement, (i) a payment for financial planning $8,537, (ii) a payment for outplacement services $10,000, (iii) title to his Company owned vehicle (fair value of $30,357), (iv) payments for consulting services to the Company and the Bank $252,835, and (v) severance paid in 2020 $674,458.

(12)	The amount included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for 2020 includes for Mr. Shearin (i) an increase of $96,862 in the NPV of his EVBS SERP and $673,230 increase in the NPV of his SONA SERP II, and (ii) a $131,122 distribution from his EVBS SERP.

(13)	Represents the aggregate grant date fair value of stock awards awarded pursuant to the Company’s 2010 Stock Awards and Incentive Plan (the “2010 Plan”) and the 2017 Plan in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. No options were granted in 2018, 2019 or 2020. The grant date fair value of stock awards granted in 2020, 2019 and 2018 was based on the fair market value of the stock on the grant date.

Grants of Plan-Based Awards in Fiscal Year 2020

The following table contains information about the named executive officers’ grants of restricted stock during 2020, all of which were granted under the 2017 Plan. No stock options were granted during 2020.

						All Other Stock
						Stock Awards:	Grant Date Fair
			Estimated Possible Payouts Under Non-			Number of	Value of Stock
			Equity Incentive Plan Awards			Shares of	and Option
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#) (1)	Awards ($) (2)
Dennis J. Zember, Jr.		2/19/2020	-	-	-	20,000	317,000
	(3)	3/15/2021	-	300,000	-	25,000	93,250

Jeffrey L. Karafa		2/14/2020	-	-	-	2,000	31,860
		3/15/2021	-	56,000	-

Marie T. Leibson		2/14/2020	-	-	-	4,000	63,720
		3/15/2021	-	46,000	-

G. Cody Sheflett		2/14/2020	-	-	-	4,000	63,720
		3/15/2021	-	69,000	-

Stephen B. Weber		5/1/2020	-	-	-	12,500	126,250
		3/15/2021	-	85,500	-

Former Executives
Georgia S. Derrico		2/14/2020	-	-	-	10,000	159,300

R. Roderick Porter		2/14/2020	-	-	-	10,000	159,300

Joe A. Shearin		2/14/2020	-	-	-	10,000	159,300

(1)	Reflects restricted stock awards granted to the executive officer, which awards vest in five approximately equal annual installments, subject to the executive’s continued employment with the Company on each vesting date.
(2)	Reflects the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718.
(3)

Mr. Zember’s annual incentive bonus for 2020 was settled on March 15, 2021 in the form of shares of fully-vested stock. The Compensation Committee determined the number of shares granted in settlement of the Mr. Zember’s bonus by dividing his annual incentive bonus $300,000 by the $12.11 closing price of the Company’s common stock on December 31, 2020 and rounded up the shares granted to 25,000. The grant date fair value of the award for Mr. Zember was $393,250, and the incremental additional value of such award $93,250 is reported in the Stock Awards column for 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table contains information concerning the named executive officers’ outstanding stock options and stock awards as of December 31, 2020.

	Option Awards					Stock Awards
	Number of	Number of				Number of	Market Value
	Securities	Securities				Shares of	of Shares
	Underlying	Underlying				Stock	of Stock
	Unexercised	Unexercised		Option		That Have	That Have
	Options (#)	Options (#)		Exercise Price	Option	Not Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)	($)(8)
Dennis J. Zember, Jr.	-	-		-	-	20,000	242,200	(1)

Jeffrey L. Karafa	-	-		-	-	2,400	29,064	(2)
						2,000	24,220	(3)
Marie T. Leibson	4,000	-		7.20	3/21/2021
	4,000	-		7.92	12/5/2022
	4,000	-		9.14	6/21/2023
	4,000	-		10.47	7/22/2024
	5,000	-		11.43	6/19/2025
	4,400	1,100	(4)	11.99	6/17/2026
						1,200	14,532	(5)
						3,200	38,752	(6)
						4,000	48,440	(3)

G. Cody Sheflett	1,000	-		7.20	3/21/2021
	2,500	-		7.92	12/5/2022
	2,500	-		9.14	6/21/2023
	2,500	-		10.47	7/22/2024
	4,000			11.43	6/19/2025
	3,600	900	(4)	11.99	6/17/2026
						1,000	12,110	(5)
						2,400	29,064	(6)
						3,200	38,752	(3)

Stephen B. Weber	-	-		-	-	12,500	151,375	(7)

Former Executives
Georgia S. Derrico	20,000	-		9.14	5/26/2022
	24,000	-		10.47	5/26/2023
	24,000	-		11.43	5/26/2023
	24,000	-		11.99	5/26/2023

R. Roderick Porter	20,000	-		9.14	5/26/2022
	24,000	-		10.47	5/26/2023
	24,000	-		11.43	5/26/2023
	24,000	-		11.99	5/26/2023
						-	-

Joe A. Shearin	-	-		-	-	-	-

(1)	The restricted shares vest in five approximately equal installments on each of February 19, 2021, 2022, 2023, 2024 and 2025.
(2)	The restricted shares vest in three approximately equal installments on each of October 24, 2021, 2022 and 2023.
(3)	The restricted shares vest in five approximately equal installments on each of February 14, 2021, 2022, 2023, 2024 and 2025.
(4)	The options vest on June 17, 2021.
(5)	The restricted shares vest in three approximately equal installments on each March 31, 2021, 2022, and 2023.
(6)	The restricted shares vest in four approximately equal installments on each of January 24, 2021, 2022, 2023 and 2024.
(7)	The restricted shares vest in five approximately equal installments on each of May 1, 2021, 2022, 2023, 2024 and 2025.
(8)	Market value is calculated based on $12.11, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2020, the last trading day of 2020.

2020 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	($)	($)(2)
Dennis J. Zember, Jr.	-	-	-	-
Jeffrey L. Karafa	-	-	800	8,008
Marie T. Leibson	-	-	1,200	16,256
G. Cody Sheflett	1,000	7,340	1,300	17,240
Stephen B. Weber	-	-	-	-

Former Executives
Georgia S. Derrico	40,000	200,800	28,000	285,200
R. Roderick Porter	40,000	200,800	28,000	285,200
Joe A. Shearin	-	-	28,000	442,900

(1)	Reflects the difference between the price per share of Company common stock on the exercise date and the exercise price of the options.

(2)	Reflects the number of shares of stock vesting multiplied by the price per share of Company common stock on the vesting date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of Ms. Derrico and Messrs. Porter and Shearin, and the number of years of service credited to each such named executive officer under his or her supplemental executive retirement agreements (the “SONA SERP I”, with respect to Ms. Derrico and Mr. Porter, the “EVBS SERP”, with respect to Mr. Shearin, and the SONA SERP II, with respect to Ms. Derrico and Messrs. Porter and Shearin). SONA assumed the EVBS SERP in connection with the merger with EVBS in June 2017. No other executive officers participate in a supplemental executive retirement plan.

		Number of	Present Value		Payments
		Years Credited	of Accumulated		During Last
Name	Plan Name	Service (#)(1)	Benefit ($)		Fiscal Year ($)
Dennis J. Zember, Jr	-	-	-		-
Jeffrey L. Karafa	-	-	-		-
Marie T. Leibson	-	-	-		-
G. Cody Sheflett	-	-	-		-
Stephen B. Weber	-	-	-		-

Former Executives
Georgia S. Derrico	SONA SERP I	12.67	1,618,441	(2)(3)	213,582
Georgia S. Derrico	SONA SERP II	2.00	1,091,806	(5)	55,112
R. Roderick Porter	SONA SERP I	12.67	1,166,081	(2)(3)	153,964
R. Roderick Porter	SONA SERP II	2.00	681,414	(5)	28,854
Joe A. Shearin	EVBS SERP	10.14	1,846,973	(2)(4)	131,122
Joe A. Shearin	SONA SERP II	1.89	1,255,715	(6)	-

(1)	Actual years of service is 14 years for Ms. Derrico, 14 years for Mr. Porter and 18 years for Mr. Shearin (including his prior service with EVBS).

(2)	Fully vested as of June 23, 2017, the closing of the merger with EVBS in June 2017.

(3)	Reflects the present value of the accumulated benefit under the SONA SERP I as of December 31, 2020. The vested benefit accruals for the SONA SERP I are based upon a schedule that will not vary due to any changes with general interest rate or discount rates used in the marketplace.

(4)	The present value of the accumulated benefit was determined using a discount rate of 2.537%.

(5)	Reflects the present value of the accumulated benefit under the SONA SERP II, as of December 31, 2020. The vested benefit accruals for Ms. Derrico’s and Mr. Porter’s SONA SERP II are based upon a schedule that will not vary due to any changes with general interest rate or discount rates used in the marketplace.

(6)	The present value of the accumulated benefit was determined using a 6% discount rate.

2007 SERP (SONA SERP I). Ms. Derrico’s and Mr. Porter’s 2007 SERPs are unfunded nonqualified deferred compensation plans for purposes of Title I of ERISA. The 2007 SERPs were originally effective August 1, 2007 and provide that if the executive remains in employment through August 1, 2017, the executive will be entitled to ten annual payments beginning on the first day of the seventh month following the executive’s separation from service in an annual amount equal to $137,357 for Ms. Derrico and $106,330 for Mr. Porter. The 2007 SERPs were amended effective April, 2010 to increase the amounts to $159,701 for Ms. Derrico and to $123,627 for Mr. Porter. In 2014, the 2007 SERPs were amended to increase the amounts to $203,742 for Ms. Derrico and to $146,816 for Mr. Porter. The 2007 SERPs were further amended effective September 1, 2015 to increase the amounts to $213,582 for Ms. Derrico and to $153,964 for Mr. Porter. The annual benefit is designed to replace 50% of each executive’s estimated salary as of retirement. Annual payments began in October of 2020 in connection with Ms. Derrico’s and Mr. Porter’s retirement.

The 2007 SERPs also provide that in the event of the executive’s death prior to August 1, 2017, the executive’s beneficiary will receive a lump sum payment of the executive’s accrued benefit under the 2007 SERP as of the executive’s death. If the executive dies subsequent to the commencement of his or her ten annual payments, the remainder of the payments will be made to the executive’s beneficiary. If the executive becomes disabled prior to August 1, 2017, the executive will receive a lump sum payment of his or her accrued benefit as of the date of disability payable when the executive reaches age 65 or, if later, the first day of the month following the executive’s disability. If the executive has a separation from service prior to August 1, 2017, the executive will receive his or her accrued benefit payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service. If the separation from service follows a change in control, the executive will receive the full normal retirement benefit payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service. The normal retirement benefit for each of Ms. Derrico and Mr. Porter became fully vested upon completion of the merger with EVBS in June 2017, although the time of payment was not accelerated.

EVBS SERP. Under the EVBS SERP, the normal retirement benefit for Mr. Shearin consists of an annual benefit of $155,000, payable monthly for 15 years. The normal retirement benefit for Mr. Shearin became fully vested upon completion of the merger with EVBS in June 2017, although the time of payment was not accelerated. Monthly distributions began September 2020 in connection with Mr. Shearin’s retirement.

2018 SERP (SONA SERP II). Pursuant to the 2018 SERPs, the normal retirement date is July 3, 2022, in the case of Mr. Shearin, and April 1, 2020, in the case of Ms. Derrico and Mr. Porter (in each case, the “Normal Retirement Date”). The normal retirement benefit is (i) in the case of Mr. Shearin, an annual benefit payment of $134,406 payable for 15 years beginning on the 1st day of the 7th month following the later of the Normal Retirement Date or his separation from service; (ii) in the case of Ms. Derrico (A) an annual benefit payment of $55,112 payable for 15 years beginning on the 1st day of the 7th month following the Normal Retirement Date, plus (B) an annual benefit payment of $213,582 payable for 5 years beginning on April 1, 2030; and (iii) in the case of Mr. Porter (A) an annual benefit payment of $28,854 beginning on the 1st day of the 7th month following the Normal Retirement Date plus (B) an annual benefit payment of $153,964 payable for 5 years beginning on April 1, 2030 (in each case, the “Normal Retirement Benefit”). In connection with their retirement Ms. Derrico’s and Mr. Porter’s annual distribution payments began October 2020 and Mr. Shearin’s annual distributions will begin in 2022.

If the executive separates from service, dies or becomes disabled prior to the Normal Retirement Date, then the executive (or his or her beneficiaries, as applicable) will be entitled to receive the accrued benefit under the 2018 SERP. If a change in control occurs prior to the Normal Retirement Date and prior to the executive’s death, disability or separation from service, then the executive will become 100% vested in the Normal Retirement Benefit with payments beginning on the first day of the second month following the month in which the executive attains Normal Retirement Date or dies, whichever is first to occur.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Zember. On February 19, 2020, the Company and the Bank entered into an employment agreement with Mr. Zember. If Mr. Zember resigns for good reason or if the Company terminates his employment without cause, then he is entitled to receive any accrued obligations under the employment agreement and, subject to his execution, delivery and non-revocation of a release of claims:

•	a lump sum payment equal to three times the sum of (A) his base salary and (B) his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding the termination date (or if his termination occurs in within the first year of the employment period, 50% of base salary), which amount shall be paid in cash on before the 60th day after the termination date,

•	continuing health insurance benefits for himself and his covered spouse and dependents, with such premiums paid by the company, for eighteen months, and

•	any issued but unvested restricted stock, stock options, phantom stock or other long-term incentive will be deemed to be fully vested as of the date of termination,

 These payments and benefits will cease in the event Mr. Zember violates any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.

The employment agreement with Mr. Zember contains a confidentiality provision that is in effect during his employment and for at least five years after the termination of his employment and covenants not to compete and not to solicit customers or employees that are in effect for twelve months after the termination of his employment, provided that the covenants not to compete and not to solicit customers or employees do not apply for one year following the effective date of the employment agreement and do not apply following a change in control that occurs after the effective date of the employment agreement.

Under the employment agreement with Mr. Zember, if the payments and benefits under the employment agreement, together with other payments and benefits Mr. Zember may have the right to receive, on account of a change in control would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), the agreement provides for a comparison of two alternative scenarios for addressing Section 280G and Section 4999 of the Code, and the application of the scenario that leaves Mr. Zember in the more favorable net after-tax position (a “modified Section 280G cutback”). Specifically, Mr. Zember will receive whichever of the following is more favorable to him on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with Mr. Zember being responsible for paying any excise tax imposed.

For purposes of his employment agreement, Mr. Zember will generally have “good reason” to terminate his employment if the company negatively changes certain important aspects of his employment, including reducing his authority, responsibility or salary, removes him from his position or fails to nominate him for election to the Company’s board of directors, moves his principal office outside of a fifty mile radius of Glen Allen, Virginia, reduces his fringe benefits, fails to comply with any material term of the agreement, fails to require any successor to expressly assume and agree to perform the obligations under the agreement, or provides written notice of non-renewal of the initial term or any renewal term of the agreement. Good reason to terminate employment would not exist unless Mr. Zember has notified the company of the condition giving rise to good reason and the company has failed to remedy the condition and Mr. Zember terminates employment within forty-five days after the initial occurrence of the condition giving rise to good reason.

For purposes of his employment agreement, termination for “cause” generally includes Mr. Zember’s willful misconduct, misappropriation or embezzlement of funds or property, fraud or dishonesty, failure to perform material duties or responsibilities or failure to follow reasonable instructions or policies, conviction of, indictment for or entry of a guilty plea or plea of no contest with respect to a felony or misdemeanor involving moral turpitude, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior, willful violation of any final cease-and-desist order, breach of a fiduciary duty or conduct likely to result in material injury to the Company or the Bank. The company would not have cause to terminate his employment for failure to perform material duties or responsibilities, failure to follow reasonable instructions or policies, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior unless the company has notified Mr. Zember of the existence of such condition and Mr. Zember has failed to remedy the condition.

Employment Agreement with Mr. Weber. On April 28, 2020, the Company entered into an employment agreement with Mr. Weber. Pursuant to his employment agreement, Mr. Weber’s employment may be terminated by the Company or the Bank with or without cause. If Mr. Weber resigns for good reason or the Company terminates his employment without cause, he is entitled to receive any accrued obligations under the employment agreement and, subject to his execution, delivery and non-revocation of a release of claims:

•	a lump sum payment equal to two times the sum of (A) his base salary and (B) his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding the termination date (or if the termination occurs in within the first year of the employment period, 50% of base salary), which amount shall be paid in cash on before the 60th day after the termination date,

•	continuing health insurance benefits for himself and his covered spouse and dependents, with such premiums paid by the company, for eighteen months, and

•	any issued but unvested restricted stock, stock options, phantom stock or other long-term incentive shall be deemed to be fully vested as of the date of termination,

 These payments and benefits will cease in the event Mr. Weber violates any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.

The employment agreement with Mr. Weber contains a confidentiality provision that is in effect during his employment and for at least five years after the termination of his employment and covenants not to compete and not to solicit customers or employees that are in effect for twelve months after the termination of his employment, provided that the covenants not to compete and not to solicit customers or employees do not apply for one year following the effective date of the employment agreement and do not apply following a change in control that occurs after the effective date of the employment agreement.

Under the employment agreement with Mr. Weber, if the payments and benefits under the employment agreement, together with other payments and benefits Mr. Weber may have the right to receive, on account of a change in control would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), the agreement provides for a comparison of two alternative scenarios for addressing Section 280G and Section 4999 of the Code, and the application of the scenario that leaves Mr. Weber in the more favorable net after-tax position (a “modified Section 280G cutback”). Specifically, Mr. Weber will receive whichever of the following is more favorable to him on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with Mr. Weber being responsible for paying any excise tax imposed.

For purposes of his employment agreement, Mr. Weber will generally have “good reason” to terminate his employment if the company negatively changes certain important aspects of his employment, including reducing his authority, responsibility or salary, removes him from his position, moves his principal office a material distance, reduces his fringe benefits, fails to comply with any material term of the agreement, fails to require any successor to expressly assume and agree to perform the obligations under the agreement, or provides written notice of non-renewal of the initial term or any renewal term of the agreement. Good reason to terminate employment would not exist unless Mr. Weber has notified the company of the condition giving rise to good reason and the company has failed to remedy the condition and Mr. Weber terminates employment within forty-five days after the initial occurrence of the condition giving rise to good reason.

For purposes of his employment agreement, termination for “cause” generally includes Mr. Weber’s willful misconduct, misappropriation or embezzlement of funds or property, fraud or dishonesty, failure to perform material duties or responsibilities or failure to follow reasonable instructions or policies, conviction of, indictment for or entry of a guilty plea or plea of no contest with respect to a felony or misdemeanor involving moral turpitude, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior, willful violation of any final cease-and-desist order, breach of a fiduciary duty or conduct likely to result in material injury to the Company or the Bank. The company would not have cause to terminate his employment for failure to perform material duties or responsibilities, failure to follow reasonable instructions or policies, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior unless the company has notified Mr. Weber of the existence of such condition and Mr. Weber has failed to remedy the condition.

Employment Agreement with Mr. Switzer. On January 10, 2021, the Company entered into an employment agreement with Mr. Switzer. Pursuant to his employment agreement, Mr. Switzer’s employment may be terminated by the Company or the Bank with or without cause. If Mr. Switzer resigns for good reason or his employment is terminated without cause, he is entitled to receive any accrued obligations under the employment agreement and, subject to his execution, delivery and non-revocation of a release of claims:

•	a lump sum payment equal to two times the sum of (A) Executive base salary and (B) Executive’s highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding the Termination Date (or if Termination occurs in within the first year of the Employment Period, 50% of Base Salary), which amount shall be paid in cash on before the 60th day after the Termination Date,

•	continuing health insurance benefits for himself and his covered spouse and dependents, with such premiums paid by the company, for eighteen months,

•	Any issued but unvested restricted stock, stock options, phantom stock or other long-term incentive shall be deemed to be fully vested as of the date of termination,

 These payments and benefits will cease in the event Mr. Switzer violates any applicable covenants not to compete and not to solicit customers or employees set forth under the agreement.

The employment agreement with Mr. Switzer contains a confidentiality provision that is in effect during his employment and for at least five years after the termination of his employment and covenants not to compete and not to solicit customers or employees that are in effect for twelve months after the termination of his employment, provided that the covenants not to compete and not to solicit customers or employees do not apply for one year following the effective date of the employment agreement and do not apply following a change in control that occurs after the effective date of the employment agreement.

Under the employment agreement with Mr. Switzer, if the payments and benefits under the employment agreement, together with other payments and benefits Mr. Switzer may have the right to receive, on account of a change in control would exceed the maximum limit imposed on the total of such payments and benefits by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), the agreement provides for a comparison of two alternative scenarios for addressing Section 280G and Section 4999 of the Code, and the application of the scenario that leaves Mr. Switzer in the more favorable net after-tax position (a “modified Section 280G cutback”). Specifically, Mr. Switzer will receive whichever of the following is more favorable to him on a net after-tax basis: (i) the payments and benefits reduced to the extent necessary so that none of the payments or benefits is subject to the excise tax or (ii) the full amount of the payments and benefits, which is subject to the excise tax, with Mr. Switzer being responsible for paying any excise tax imposed.

For purposes of his employment agreement, Mr. Switzer will generally have “good reason” to terminate his employment if the company negatively changes certain important aspects of his employment, including reducing his authority, responsibility or salary, removes him from his position, moves his principal office a material distance, reduces his fringe benefits, fails to comply with any material term of the agreement, fails to require any successor to expressly assume and agree to perform the obligations under the agreement, or provides written notice of non-renewal of the initial term or any renewal term of the agreement. Good reason to terminate employment would not exist unless Mr. Switzer has notified the company of the condition giving rise to good reason and the company has failed to remedy the condition and Mr. Switzer terminates employment within forty-five days after the initial occurrence of the condition giving rise to good reason.

For purposes of his employment agreement, termination for “cause” generally includes Mr. Switzer’s willful misconduct, misappropriation or embezzlement of funds or property, fraud or dishonesty, failure to perform material duties or responsibilities or failure to follow reasonable instructions or policies, conviction of, indictment for or entry of a guilty plea or plea of no contest with respect to a felony or misdemeanor involving moral turpitude, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior, willful violation of any final cease-and-desist order, breach of a fiduciary duty or conduct likely to result in material injury to the Company or the Bank. The company would not have cause to terminate his employment for failure to perform material duties or responsibilities, failure to follow reasonable instructions or policies, breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior unless the company has notified Mr. Switzer of the existence of such condition and Mr. Switzer has failed to remedy the condition.

Change-in-Control Agreement with Mr. Karafa. On October 29, 2018, the Company entered into a change-in-control agreement with Mr. Karafa. The change-in-control agreement will terminate on the earliest of (i) the satisfaction of the Company’s severance obligations to Mr. Karafa following his termination of employment due to a qualifying termination (a termination without cause or resignation for good reason within 60 days before, or one-year following, a change in control, as such terms are defined in the change-in-control agreement), (ii) the date of Mr. Karafa’s termination of employment for any reason other than a qualifying termination or (iii) the first anniversary of a change in control. In the event of a qualifying termination, (i) Mr. Karafa will receive an amount equal to 1¼ times his base salary in effect immediately prior to the qualifying termination, payable during the 15-month period immediately following the date of termination in approximately equal installments, and (ii) for 12 months following his termination of employment, or such earlier time that he becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company will pay to Mr. Karafa an amount in cash equal to the excess of (x) the COBRA cost of continued coverage in the group health plan over (y) the amount that he would have had to pay for such coverage if he had remained employed during such 12-month period and paid the active employee rate for such coverage. In addition, Mr. Karafa’s outstanding restricted stock will become fully-vested as of the date of such termination. The severance benefits are conditioned upon Mr. Karafa’s execution and non-revocation of a separation and full release of claims/covenant not to sue agreement. The change-in-control agreement also contains customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment.

As of January 11, 2021, Mr. Karafa transitioned from the position of Chief Financial Officer to Chief Accounting Officer and signed a Retention Bonus Agreement with the Company and Bank, pursuant to which Mr. Karafa (i) received a retention bonus equal to a $250,000, which bonus is subject to prorated repayment if Mr. Karafa’s employment terminates prior to January 11, 2023 (other by reason of his death, resignation for good reason or a termination without cause), (ii) his Change-in-Control Agreement was terminated and (iii) became a participant in the Executive Severance Plan.

Change-in-Control Agreement with Mr. Sheflett. On March 24, 2019, the Company entered into a change-in-control agreement with Mr. Sheflett. The change-in-control agreement will terminate on the earliest of (i) the satisfaction of the Company’s severance obligations to Mr. Sheflett following his termination of employment due to a qualifying termination (a termination without cause or resignation for good reason within 60 days before, or one-year following, a change in control, as such terms are defined in the change-in-control agreement), (ii) the date of Mr. Sheflett’s termination of employment for any reason other than a qualifying termination or (iii) the first anniversary of a change in control. In the event of a qualifying termination, (i) Mr. Sheflett will receive an amount equal to 1½ times his base salary in effect immediately prior to the qualifying termination, payable during the 18-month period immediately following the date of termination in approximately equal installments, and (ii) for 12 months following his termination of employment, or such earlier time that he becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company will pay to Mr. Sheflett an amount in cash equal to the excess of (x) the COBRA cost of continued coverage in the group health plan over (y) the amount that he would have had to pay for such coverage if he had remained employed during such 12-month period and paid the active employee rate for such coverage. In addition, Mr. Sheflett’s outstanding options and restricted stock will become fully-vested and exercisable as of the date of such termination. The severance benefits are conditioned upon Mr. Sheflett’s execution and non-revocation of a separation and full release of claims/covenant not to sue agreement. The change-in-control agreement also contains customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment.

Executive Severance Plan.   The Company maintains an Executive Severance Plan, which it assumed from EVBS in connection with the merger in June 2017 and continues to maintain.

The Executive Severance Plan provides severance pay and benefits following certain termination events. Subject to execution, delivery and non-revocation of a release of claims, if a participant is terminated by the Company other than for “cause,” or if following a change in control, the participant experiences a “constructive discharge”, then he or she will receive base salary continuation at the rate in effect on the date of termination and continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination, if the participant elects and receives medical insurance coverage under COBRA following termination of employment, in each case for six (6) months, if the termination occurs prior to a change in control, or twelve (12) months, if the termination occurs within one year following a change in control.

Under the Executive Severance Plan, a “constructive discharge” would generally occur if the Company materially reduces the executive’s base compensation, authority, duties or responsibility or materially changes the geographic location of the executive’s office. A constructive discharge would not occur unless the executive has notified the Company of the condition giving rise to the constructive discharge and the company has failed to remedy the condition. Termination for “cause” under the Executive Severance Plan would generally include the executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the company’s assets (determined on a reasonable basis) or the Bank’s assets, death, or disability as defined in a long-term disability insurance policy maintained by the Company or the Bank for the executive’s benefit.

Summary of Potential Benefits. The tables below reflect estimates of the amount of compensation that would be payable to the named executive officers upon a qualifying termination under the agreements described above on December 31, 2020. Actual amounts that would be paid out can only be determined at the time of such qualifying termination. Ms. Derrico and Messrs. Porter and Shearin retired on March 31, 2020, March 31, 2020 and February 19, 2020, respectively, and their respective agreements expired in connection with their retirement, with the exception of the restrictive covenants. The amounts paid to Ms. Derrico and Messrs. Porter and Shearin pursuant to their respective separation agreements are described below.

Qualifying Termination of Employment – No Change in Control

			Health		Value of
	Cash		Insurance		Unvested
	Severance		Benefits		Equity Awards	Other	Total
Name	($)		($)		($)(6)	($)	($)
Dennis J. Zember, Jr.	2,250,000	(1)	11,493	(2)	242,200	-	2,503,693
Jeffrey L. Karafa	-		-		-	-	-
Marie T. Leibson	115,000	(3)	3,831	(4)	-	-	118,831
G. Cody Sheflett	-		-		-	-	-
Stephen B. Weber	855,000	(5)	11,493	(2)	151,375	-	1,017,868

(1)	Reflects an amount equal to three (3) times the sum of executive’s base salary plus a bonus of 50% of current base salary.

(2)	Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for eighteen (18) months.

(3)	Reflects an amount equal to six (6) months of the executive’s base salary.

(4)	Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for six (6) months.

(5)	Reflects an amount equal to two (2) times the sum of the executive’s base salary plus a bonus of 50% of current base salary.

(6)	Reflects the value of unvested restricted stock based on $12.11 per share as of December 31, 2020.

Qualifying Termination of Employment – In Connection with a Change in Control

			Health		Value of
	Cash		Insurance		Unvested
	Severance		Benefits		Equity Awards	Other	Total
Name	($)		($)		($)(10)	($)	($)
Dennis J. Zember, Jr.	2,250,000	(1)	11,493	(2)	242,200	-	2,503,693
Jeffrey L. Karafa	350,000	(3)	9,578	(4)	29,064	-	388,642
Marie T. Leibson	230,000	(5)	7,662	(6)	101,856	-	339,518
G. Cody Sheflett	345,000	(7)	11,493	(8)	80,034	-	436,527
Stephen B. Weber	855,000	(9)	11,493	(2)	151,375	-	1,017,868

(1)	Reflects an amount equal to three (3) times the sum of the executive’s base salary plus a bonus of 50% of current base salary.

(2)	Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for eighteen (18) months.

(3)	Reflects an amount equal to fifteen (15) months of the executive’s base salary.

(4)	Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for fifteen (15) months.

(5)	Reflects an amount equal to twelve (12) months of the executive’s base salary.

(6)	Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for twelve (12) months.

(7)	Reflects an amount equal to eighteen (18) months of the executive’s base salary.

(8)	Reflects the cost of continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination for eighteen (18) months.

(9)	Reflects an amount equal to two (2) times the sum of the executive’s base salary plus a bonus of 50% of current base salary.

(10)	Reflects the value of unvested restricted stock and, in the case of Ms. Leibson, also includes unvested stock options, based on $12.11 per share as of December 31, 2020.

Treatment of Stock Awards upon a Change in Control

For all stock options granted under the 2010 Plan, the individual award agreements between the Company and the executive provide that if any of the following change of control events occurs, all outstanding options will immediately vest and become exercisable: (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iv) the Company is to be dissolved and liquidated, (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board.

For stock awards granted under the 2017 Plan, in the event of a “change of control” (as defined in the 2017 Plan), the Compensation Committee may, as to any outstanding award, either at the time an award is made or any time thereafter, take any one or more of the following actions in its discretion and without the consent of the participant: (i) provide for acceleration of the vesting, delivery, and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, any award so that such award may be exercised or realized in full on or before a date initially fixed by the Compensation Committee; (ii) provide for the purchase, settlement, or cancellation of any award by the Company, for an amount of cash equal to the amount that could have been obtained upon the exercise of such award or realization of a participant’s rights had such award been currently exercisable or payable; (iii) provide for the replacement of any stock-settled award with a cash-settled award; (iv) make such adjustment to any such award then outstanding as the Compensation Committee deems appropriate to reflect such change of control and to retain the economic value of the award; or (v) cause any award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change of control.

Assuming such an event occurred on December 31, 2020, the named executive officers would have received the follow value with respect to their stock awards: Mr. Karafa, $53,284; Ms. Leibson, $101,724; Mr. Weber, $151,375; and Mr. Zember, $242,200, which reflects the value of unvested restricted stock based on $12.11 per share and, with respect to Ms. Leibson, unvested stock options based on the spread between the exercise price and $12.11, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2020, the last trading day of the 2020 fiscal year. Ms. Derrico and Mr. Porter’s outstanding options are fully-vested and Mr. Shearin did not hold any outstanding unvested awards as of December 31, 2020.

Treatment of Stock Options upon Termination of Employment Without a Change in Control, Death or Disability

Pursuant to the 2010 Plan, if the executive ceases to be a director or employee of the Company for any reason other than death or disability, he may, at any time within three months after his date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option only to the extent it was vested and he was entitled to exercise the option on the date of termination. Any options which are not so exercised will terminate and be forfeited.

Pursuant to the 2017 Plan, if the executive’s employment or service is terminated due to death or disability, any remaining period of restriction applicable to the unvested portion of each award of restricted stock held by the executive that is solely based on a period of time will automatically lapse.

Separation Agreement with Mr. Shearin

In connection with his retirement, the Company entered into a separation agreement with Mr. Shearin, pursuant to which he received the benefits that he would be entitled to receive under the terms of his existing employment agreement, as if he resigned for good reason, contingent upon entry into a release of claims. Specifically, Mr. Shearin will receive: (i) an amount equal to three times his base salary, payable in installments over 36 months; (ii) payment of health insurance premiums for himself, his spouse and his dependents for 36 months; (iii) outplacement services for up to two years; and (iv) an additional amount equal to the average of his annual bonus compensation earned for the three immediately preceding years, payable in lump sum. The Company agreed that Mr. Shearin also would receive: (i) acceleration of vesting as of the retirement date of 26,000 shares of restricted stock; (ii) acceleration of vesting as of the retirement date of his “normal retirement benefit” under the 2018 SERP; (iii) title to his current Company-provided vehicle; and (iv) reimbursement for financial planning services (up to $10,000). In addition, Mr. Shearin will be available for consulting services through March 31, 2020, and will be paid for such services at the same rate as his current base salary.

Separation Agreements with Ms. Derrico and Mr. Porter

In connection with their retirement, the Company entered into separation agreements with each of Ms. Derrico and Mr. Porter, pursuant to which each of Ms. Derrico and Mr. Porter received the separation benefits provided under the terms of their existing employment agreements, as if they had a qualifying termination under the Company’s Executive Severance Plan, with certain modifications. Specifically, Ms. Derrico and Mr. Porter will receive base salary continuation for twelve months (instead of six months as originally contemplated by their existing agreements) and continued payment of an amount equal to the employer-paid portion of the monthly COBRA premium for six months.  In addition, each of Ms. Derrico and Mr. Porter will be entitled to: (i) acceleration of vesting of her or his then-outstanding stock options and restricted shares; (ii) Company-provided access to a personal assistant in a manner consistent with past practice for three (3) years (instead of two (2) years) following their date of separation, provided that the dollar value attributed to the services provided by such personal assistant to Ms. Derrico and Mr. Porter may not exceed $60,000 for each and provided, further, that if the Company determines in its sole discretion that it is unable to provide Ms. Derrico and Mr. Porter with such access to a personal assistant at any time during the three years, then the Company will pay to each of them a lump sum cash payment equal to $60,000 per year for the remainder of the three-year period, pro-rated for partial calendar years; and (iii) acceleration of vesting of the normal retirement benefit under his or her supplemental executive retirement plan, dated as of April 2, 2018. In addition, the Company agreed to amend certain of Ms. Derrico’s and Mr. Porter’s stock options, as follows: (i) the lapse period with respect to options having an exercise price greater than $9.70 per share will be extended until the third anniversary of their date of separation; and (ii) the lapse period with respect to options with an exercise price equal to $9.14 per share will be extended until the second anniversary of their date of separation; provided that in each case, the option will not be extended beyond the original 10-year expiration date of the option.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

During 2020, we had two CEOs, Mr. Shearin through February 19, 2020, and Mr. Zember, our current CEO. As permitted by Item 402(u) of Regulation S-K, we selected Mr. Zember as the CEO to use for purposes of the pay ratio calculation, as he was the CEO in that position on the date selected to identify the median employee, as described below, and annualized his base salary for purposes of the pay ratio calculations.

For 2020, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $68,341.85 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,267,310.  Based on this information, for 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 19 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustment and estimates that we used were as follows:

•	We selected December 31, 2020 as the date upon which we would identify the “median employee.” As of December 31, 2020, we had 376 employees working at the Company and its consolidated subsidiaries.

•	We used taxable income as reported on Form W-2 as our consistently applied compensation measure, with the measurement period being calendar year 2020.

•	We determined that the “median employee” was a full-time, salaried employee located in the United States, with total compensation for the 12-month period ending December 31, 2020 in the amount of $68,341.85.

•	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	The annual total compensation of our CEO was $1,267,310, which is the amount reported in the “Total” column (column (j)) of our 2020 Summary Compensation Table included in this Proxy Statement plus an additional amount that reflects the annualizing of his base salary for 2020.

Compensation Committee Interlocks and Insider Participation

During 2020, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2020; (b) was formerly an officer or employee of the Company or any of its subsidiaries; or (c) had any relationship that required disclosure under “Certain Relationships and Related Party Transactions.”

Prohibitions on Hedging

The Company prohibits all directors, officers and employees from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Directors, officers and employees are restricted from buying Company securities on margin or using Company securities as collateral for a loan. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s Compliance Officer prior to any trade.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has determined that each Audit Committee member is independent in accordance with the listing standards of the NASDAQ Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended, and that Robert Y. Clagett has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC.

In discharging its oversight responsibility as to the audit process, the Audit Committee (1) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, (2) discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and (3) satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities Exchange Commission. With and without management present, the Audit Committee discussed and reviewed the results of the internal and external audit examinations. The Audit Committee reviewed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2020. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

The Audit Committee

Robert Y. Clagett (Chairman)
John F. Biagas
W. Rand Cook (ex-officio)
Deborah B. Diaz
Eric A. Johnson

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2019 and 2018 by Dixon Hughes Goodman LLP:

	2020	2019
Audit fees(1)	$562,696	$426,310
Audit related fees(2)	26,700	31,344
Tax fees	—	—
All other fees	—	—

(1)	Includes fees billed for professional services rendered in connection with the audits of the Company’s annual consolidated financial statements, audit of internal control over financial reporting and quarterly reviews of the Company’s consolidated financial statements. Specific to 2020, amounts also include fees associated with review of registration statements, related consents, and issuance of comfort letters.

(2)	Includes fees billed for professional services rendered in connection with the audit of the Company’s employee benefit plan and various accounting consultations, in addition to certain tax consultations specific to 2019.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Pre-approval of such services is required unless a “de minimis” exception is met. To qualify for the “de minimis” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Employees

Sharon C. Taylor, the daughter of Marie T. Leibson, Executive Vice President and Chief SBA Lending Officer of the Company and the Bank, is employed as a Vice President of the Bank, and received a salary, bonus and stock awards totaling approximately $92,859 in 2020, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

Relationships in the Ordinary Course

Many of the directors and executive officers of the Company and the Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. Loans to directors and executive officers and certain significant stockholders of the Company and the Bank are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and certain significant stockholders of the Company and the Bank satisfy the following standards: the loans (i) are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and (ii) do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2020, there were 34 such loans outstanding totaling $13.8 million in the aggregate. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors, executive officers and certain significant stockholders of the Company and the Bank and their associates in the future.

Policy Concerning Related Party Transactions

Pursuant to the Company’s policy, the Board of Directors is required to review all related party transactions for potential conflicts of interest. For purposes of this policy, a “related person transaction” generally means a transaction where the amount involved exceeds $120,000 and in which a related person has a direct or indirect material interest. A “related person” under the policy generally means (1) a director, director nominee or executive officer of the Company; (2) a person who is known to be the beneficial owner of more than five percent of any class of our common stock; and (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner. Under the policy, any related party transaction may be consummated or may continue only (1) if the Board approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (2) if the transaction involves compensation that has been approved by the Company’s Compensation Committee or (3) if the transaction has been approved by the disinterested members of the Board of Directors. The Board may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of April 6, 2021, by (1) each director, director nominee and named executive officer of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors, director nominees and named executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of the Company.

Name	Position With the Company and the Bank	Number of Shares of Common Stock Owned		Percentage Beneficially Owned (1)
5% or Greater Holders:

Banc Fund VIII L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	Investor	1,918,357	(2)	7.69%

Castle Creek Capital Partners VII, LP and John M. Eggemeyer 6051 El Tordo PO Box 1329 Rancho Santa Fe, CA 92067	Investor	1,887,364	(3)	7.57%
Directors and Executive Officers:
Dennis J. Zember, Jr	Chief Executive Officer of the Company and the Bank Director of the Company and the Bank	175,000	(4)	*
John F. Biagas	Director of the Company and the Bank	59,329	(5)	*
Robert Y. Clagett	Director of the Company and the Bank	30,488		*
W. Rand Cook	Director of the Company and the Bank	21,371	(6)	*
Deborah B. Diaz	Director of the Company and the Bank	3,715		*
F.L. Garrett, III	Director of the Company and the Bank	26,959	(7)	*
W. Bruce Jennings	Director of the Company and the Bank	48,175	(8)	*
Eric A. Johnson	Director of the Company and the Bank	29,396	(9)	*
Charles A. Kabbash	Director of the Company and the Bank	142,362	(10)	*

Matthew A. Switzer	Executive Vice President and Chief Financial Officer of the Company and the Bank	58,000	(11)	*
Jeffrey L. Karafa	Executive Vice President and Chief Accounting Officer of the Company and the Bank	7,004	(12)	*
Marie T. Leibson	Executive Vice President and Chief SBA Lending Officer of the Company and the Bank	73,491	(13)	*
G. Cody Sheflett, Jr.	Executive Vice President, Chief Operating Officer and Chief Information Officer of the Company and the Bank	29,500	(14)	*

Stephen B. Weber	Executive Vice President and Chief Strategy Officer of the Company and the Bank	12,500	(15)	*

Directors, Director Nominees and Executive Officers as a Group (14 persons)		717,290		2.88%

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 24,621,217 shares of Company Common Stock outstanding as of April 6, 2021 and assumes the exercise by the stockholder or group named in each row of all options or warrants for the purchase of Company Common Stock held by such stockholder or group and exercisable within 60 days of April 6, 2021.

(2)	The information regarding beneficial ownership is included in reliance on a Schedule 13G/A filed with the SEC on February 9, 2021 jointly by Banc Fund VIII L.P. ("BF VIII"), an Illinois Limited Partnership, Banc Fund IX L.P. ("BF IX"), an Illinois Limited Partnership, and Banc Fund X L.P. ("BF X"), an Illinois Limited Partnership, (collectively, the "Reporting Persons"). The general partner of BF VIIII is MidBanc VIII L.P. ("MidBanc VIII"), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBan IX L.P. ("MidBan IX"), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. ("MidBan X"), whose principal business is to be a general partner of BF X. The general partner of MidBanc VIII, MidBan IX, and MidBan X is The Banc Funds Company, L.L.C., ("TBFC"), whose principal business is to be a general partner of MidBanc VIII, MidBan IX, and MidBan X. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VIII, BF IX, and BF X, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.

(3)	The information regarding beneficial ownership is included in reliance on a Schedule 13D/A filed with the SEC on February 23, 2021 jointly by (i) Castle Creek Capital Partners VII, LP, a Delaware limited partnership (“Fund VII”) and a private equity fund focused on investing in community banks throughout the United States of America; (ii) Castle Creek Capital VII LLC, a Delaware limited liability company (“CCC VII”), whose principal business is to serve as the sole general partner of, and manage, Fund VII; (iii) Castle Creek Capital Partners IV, LP, a Delaware limited partnership (“Fund IV”) and a private equity fund focused on investing in community banks throughout the United States of America; and (iv) Castle Creek Capital IV LLC, a Delaware limited liability company (“CCC IV”), whose principal business is to serve as the sole general partner of, and manage, Fund IV. Mr. Eggemeyer is the Managing Principal of each above listed Castle Creek entity

(4)	Includes 16,000 shares of restricted Common Stock granted under the 2017 Equity Compensation Plan. See “Outstanding Equity Awards at 2020 Fiscal Year-End” table for vesting of restricted stock.

(5)	Includes 10,233 shares of Common Stock held of record by an IRA account for the benefit of Mr. Biagas.

(6)	Includes 19,934 shares of Common Stock held jointly by Mr. Cook and his spouse and 1,437 shares held of credit by an IRA account for the benefit of Mr. Cook.

(7)	Includes 26,959 shares of Common Stock held jointly by Mr. Garrett and his spouse.

(8)	Includes (a) 11,000 shares of Common Stock held in the W. Bruce Jennings Revocable Living Trust, of which Mr. Jennings is the trustee, (b) 18,533 shares of Common Stock held in the WBJ Irrevocable Trust, of which Mr. Jennings is the trustee, (c) 5,500 shares of Common Stock held of record by an IRA account for the benefit of Mr. Jennings and (d) 5,500 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Jennings under the Stock Plans.

(9)	Includes (a) 9,622 shares of Common Stock held of record by an IRA account for the benefit of Mr. Johnson and (b) 297 shares held by Mr. Johnson’s spouse.

(10)	Includes (a) 46,338 shares of Common Stock held jointly by Mr. Kabbash and his spouse, (b) 11,480 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash, (c) 7,957 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash’s spouse, (d) 56,340 shares of Common Stock held in The Charles A. Kabbash Revocable Trust and (e) 247 shares of Common Stock held in a trust for his granddaughter.

(11)	Includes 8,000 shares of restricted Common Stock granted under the 2017 Equity Compensation Plan on January 11, 2021. The shares vest ratably over five years on January 11, 2022, 2023, 2024, 2025, and 2026.

(12)	Includes (a) 1,487 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Karafa, and (b) 4,400 restricted shares of Common Stock granted under the 2017 Equity Compensation Plan. See “Outstanding Equity Awards at 2020 Fiscal Year-End” table for vesting of restricted stock.

(13)	Includes (a) 8,546 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Ms. Leibson, (b) 10,061 shares of Common Stock held of record by an IRA account for the benefit of Ms. Leibson, (c) 567 shares of Common Stock held of record by an IRA account for the benefit of Ms. Leibson’s spouse, (d) 8,400 restricted shares of Common Stock granted under the 2017 Equity Compensation Plan, and (e) and 17,400 shares of Common Stock which may be acquired upon the exercise of stock options granted Ms. Leibson under the Stock Plans. See “Outstanding Equity Awards at 2020 Fiscal Year-End” table for vesting of restricted stock.

(14)	Includes (a) 15,100 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Sheflett under the Stock Plans, (b) 6,600 restricted shares of Common Stock held by Mr. Sheflett granted under the 2017 Equity Compensation Plan. See “Outstanding Equity Awards at 2020 Fiscal Year-End” table for vesting of restricted stock.

(15)	Includes 12,500 shares of restricted Common Stock granted under the 2017 Equity Compensation Plan. See “Outstanding Equity Awards at 2020 Fiscal Year-End” table for vesting of restricted stock.

Proposal 3.

PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the Audit Committee’s approval and recommendation, the Board of Directors has selected Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

At the Annual Meeting, the stockholders will be asked to consider and act upon a proposal to ratify the appointment of Dixon Hughes Goodman as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote and present in person or represented by proxy at the Annual Meeting. Representatives of Dixon Hughes Goodman will be present at the Annual Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Dixon Hughes Goodman as the Company’s independent registered public accounting firm for the 2021 fiscal year is not required by the Company’s Amended and Restated Bylaws, state law or otherwise. However, the Board of Directors is submitting the selection of Dixon Hughes Goodman to the Company’s stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Dixon Hughes Goodman. Even if the selection of Dixon Hughes Goodman is ratified, the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2021 fiscal year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR.

Proposal 4.
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of its named executive officers.

The Company urges stockholders to read the section entitled “EXECUTIVE COMPENSATION AND OTHER MATTERS — Compensation Discussion and Analysis”, which describes in more detail how its executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in advancing both the short- and long-term interests of stockholders while also ensuring that the Company and the Bank are able to attract, retain and motivate executive management talent, and that the compensation of its named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

The Company is asking for stockholder approval of the compensation of its named executive officers as disclosed in this Proxy Statement in accordance with the SEC rules, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this Proxy Statement.

Accordingly, the Company is asking its stockholders to vote on the following resolution at the Annual Meeting:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

This advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding its executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2022 ANNUAL MEETING

Proposals for Inclusion in the Company’s Proxy Statement

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2022 Annual Meeting of Stockholders and included in the Company’s Proxy Statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than December 17, 2021, which is 120 days prior to the one-year anniversary of the mailing of this proxy statement. Stockholder proposals should be submitted to Primis Financial Corp., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, Attention: Corporate Secretary.

Proposals to be Introduced at the Primis Financial Corp. Annual Meeting

For any stockholder to submit a proposal to be presented at the Company’s 2022 annual meeting of stockholders but without inclusion in its proxy materials for such meeting, the stockholder must provide timely notice thereof in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Company no later than February 28, 2022, which is 90 days prior to the one-year anniversary of the 2021 Annual Meeting of Stockholders.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, to any stockholder upon written request to Primis Financial Corp., 10900 Nuckols Road, Suite 325, Glen Allen, Virginia 23060, Attention: Corporate Secretary.

ATTENDANCE AT THE ANNUAL MEETING

All stockholders as of the Record Date, or their duly appointed proxies, may attend the virtual Annual Meeting.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter does properly come before the Annual Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

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01 - Robert Y. Clagett 02 - Deborah B. Diaz 03 - Charles A. Kabbash For Withhold For Withhold For Withhold 1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03FYWD + + Proposals — The Board of Directors recommends a vote FOR all director nominees listed and FOR Proposals 2 and 3. A 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021; 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION. To conduct an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers; and 1. ELECTION OF DIRECTORS. To elect three (3) Class III Directors to serve on the Board of Directors of the Company until the Company’s 2024 Annual Meeting of stockholders, and each director of each class until his successor is duly elected and qualified, or until his earlier resignation or removal; For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2021 Annual Meeting Proxy Card For Against Abstain 4. OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 502433 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/FRST or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FRST Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FRST Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2021 John F. Biagas and Robert Y. Clagett, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Primis Financial Corp. to be held on May 27, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the undersigned stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the director nominees and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — PRIMIS FINANCIAL CORP. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. Non-Voting Items C + + Important notice regarding the Internet availability of proxy materials for the 2021 Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/FRST The 2021 Annual Meeting of Stockholders of Primis Financial Corp. will be held on Thursday, May 27, 2021 at 2:30 P.M. Eastern Time, virtually via the internet at www.meetingcenter.io/206925950. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — FRST2021.

Step 1: Go to www.envisionreports.com/FRST. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. www.envisionreports.com/FRST Online Go to www.envisionreports.com/FRST or scan the QR code — login details are located in the shaded bar below. 2021 Stockholder Meeting Notice 03FYYD + + Important Notice Regarding the Availability of Proxy Materials for the Primis Financial Corp. Stockholder Meeting to be Held on May 27, 2021 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2021 proxy statement and annual report to stockholders are available at: Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 17, 2021 to facilitate timely delivery. 2NOT Easy Online Access — View your proxy materials and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. MMMMMMMMMMMM MMMMMMMMM MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 C 1234567890 COY 000004 MMMMMMM

Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. — Internet – Go to www.envisionreports.com/FRST. Click Cast Your Vote or Request Materials. — Phone – Call us free of charge at 1-866-641-4276. — Email – Send an email to investorvote@computershare.com with “Proxy Materials Primis Financial Corp.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 17, 2021. The 2021 Annual Meeting of Stockholders of Primis Financial Corp. will be held on Thursday, May 27, 2021 at 2:30 P.M. Eastern Time, virtually via the internet at www.meetingcenter.io/206925950. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — FRST2021. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FORProposals 2 and 3: 1. ELECTION OF DIRECTORS. To elect three (3) Class III Directors to serve on the Board of Directors of the Company until the Company’s 2024 Annual Meeting of stockholders, and each director of each class until his successor is duly elected and qualified, or until his earlier resignation or removal; 01 - Robert Y. Clagett 02 - Deborah B. Diaz 03 - Charles A. Kabbash 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021; 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION. To conduct an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers; and 4. OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. 2021 Stockholder Meeting Notice